Exhibit 10.46
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.

TERADATA OPERATIONS, INC.

Agreement Number __________

STRATEGIC SUPPLIER MASTER PURCHASE AGREEMENT

Dot Hill Systems Corp.	Teradata Operations, Inc.
1351 S. Sunset Street	10000 Innovation Drive
Longmont, CO 80501	Dayton, Ohio 45342

Dot Hill Systems Corp. ("Dot Hill") will provide Teradata with data storage systems and ancillary goods and services for use by Teradata as a component in its enterprise data warehouse systems and equipment.

The parties hereby agree to the terms of this Strategic Supplier Master Purchase Agreement, as evidenced by the signatures of their authorized representatives below:

Dot Hill Systems Corp.                    Teradata Operations, Inc.

By:     /s/ Dana W. Kammersgard                By:    /s/ Bruce A. Langos
Name:    Dana W. Kammersgard                Name:    Bruce A. Langos
Title:    CEO                        Title:    President
Date:    8/6/12                        Date:    8/2/12

Strategic Supplier Master Purchase Agreement
Teradata Confidential                                    1

Exhibit 10.46

TERADATA OPERATIONS, INC.

Agreement Number __________

STRATEGIC SUPPLIER MASTER PURCHASE AGREEMENT

This Strategic Supplier Master Purchase Agreement ("Agreement") is made as of July 12, 2012 (the "Effective Date"), by and between Teradata Operations, Inc. a Delaware corporation with its principal place of business at 10000 Innovation Drive, Dayton, Ohio 45342 USA ("Teradata"), and Dot Hill Systems Corp., a Delaware corporation with its principal place of business at 1351 S. Sunset Street, Longmont, CO 80501 ("Supplier"). Teradata and Supplier agree as follows:

1.    STRATEGIC SUPPLIER PARTNERSHIP FOR PRODUCTS

1.1    Teradata produces and markets enterprise data warehouse systems and equipment which include software, parts, supplies and services. Supplier provides data storage systems and ancillary goods and services and agrees to sell and/or license its "Products" to Teradata, for its use, or for resale or license to customers, as supplied or under Teradata logo. "Product(s)" refers to Supplier's products as referenced in Exhibit A of this Agreement, including Parts, Software, and all modifications, changes and improvements made during the Term of this Agreement; "Software" means versions of computer programs, including software or firmware, provided in or with the Products and all modifications, changes and improvements made during the Term of this Agreement; and "Part(s)'' means any component, subassembly, field replaceable unit (''FRU"), or other module of the Products.

1.2     Supplier recognizes that Teradata sells products directly and through Teradata affiliates, distributors and resellers (collectively, "Resellers"). Supplier recognizes that Teradata uses outsourced contract manufacturers ("CMs") to produce Teradata equipment. Supplier will negotiate agreements with CMs for supply of Products to CMs. As between Supplier and Teradata, the terms of this Agreement apply to any Products purchased by Teradata or its CMs for use in Teradata equipment. Except with respect to payment only (where such payment is past due under a valid purchase order placed by a CM as authorized by Teradata in writing to Supplier), Teradata is not responsible to Supplier for any damage incurred by Supplier as a result of any action or omission of any CM. Teradata will provide written requests to Supplier regarding those entities that it wishes to add as a CM under this Agreement.

1.3    Supplier represents that the terms, including prices and warranties, provided to Teradata under this Agreement are and will remain as good as or better than the best terms offered by Supplier to any commercial customer who has purchased the same or comparable Products in similar quantities and under similar conditions.

1.4    If Supplier acquires or develops a type of generally-available product which is like any Product, or performs a similar function, or would obsolete any Product due to new technology, Supplier will afford Teradata adequate notice prior to the release of it; furnish Teradata with the specifications and pertinent information: offer pre-release and post-release engineering evaluations: and agree to add such new products to this Agreement, all as soon as or sooner than Supplier's other customers. In support of the foregoing, Supplier will loan reasonable quantities of Product to Teradata for evaluation for reasonable periods at no charge in accordance with a mutually agreed master loaner agreement. Supplier will also loan reasonable quantities of Product to Teradata customers for proof-of-concept evaluations for periods of up to three (3) months at no charge in accordance with mutually agreed loaner agreements.

1.5    Supplier will provide Teradata with reasonable account support that addresses the operational and information needs of each of the following key business areas within Teradata: operations, engineering, product management, maintenance and support services, and professional services.

Strategic Supplier Master Purchase Agreement
Teradata Confidential                                    2

Exhibit 10.46

2.     PRICING AND TAXES

2.1     Pricing, including initial pricing, will be set out and determined pursuant to Exhibit B of this Agreement, as amended from time to time. All prices and payments will be in U.S. Dollars unless otherwise agreed in writing. Throughout the Term of this Agreement, Supplier will use its commercially reasonable efforts to reduce costs for all Products. Supplier will adjust its prices to pass to Teradata [...***...]% of the standard cost reductions it receives from its hard disk drive suppliers within [...***...] of receiving such reduction and [...***...] percent ([...***...]%) of non-drive standard cost reductions within [...***...] of realizing such standard cost reductions ("Cost Reductions"). The aforementioned Cost Reductions and Annual Cost Erosion Plan (described below) shall not apply to: (a) [...***...]; (b) [...***...]; (c) [...***...]; or (d) [...***...]. [...***...] shall be so identified on the applicable version of Exhibit B. The parties will meet annually to set a binding cost erosion plan for the next calendar year ("Annual Cost Erosion Plan"). The parties will [...***...] an annual cost erosion of at least [...***...] percent ([...***...]%), on average across all Products and Parts, but the actual, binding Annual Cost Erosion Plan may be more or less than the [...***...] percent. If Supplier will not meet the Annual Cost Erosion Plan, [...***...]. Teradata will be entitled to the better of the Cost Reductions or the Annual Cost Erosion Plan

2.2     Supplier agrees that Teradata may require from time-to-time special terms and consideration for specific sales opportunities, which will be reviewed and agreed to on a case by case basis upon the understanding that such terms, conditions and discounts may be better than those stated within this Agreement and shall remain valid for the duration of any such sales opportunity's delivery and installation schedule.

2.3     Product prices in Exhibit B of this Agreement, as amended from time to time, are exclusive of shipping, handling and all taxes, including federal, state or local sales, use, property, excise, value added or similar taxes that may be levied as a result of sale or delivery of any Product under this Agreement. Such taxes will be stated separately on invoices on all sales for which Teradata has not provided valid exemption documentation. Supplier and Teradata agree to render reasonable assistance (for example, by providing valid resale certificates or documentation necessary to claim zero rating for VAT) to exempt the sale of Products from such taxes. Teradata shall not be responsible for any taxes based upon the personal property ownership or gross or net income of Supplier.

3.    FORECASTS, ORDERS, PAYMENT, AND SHIPMENT

3.1    Supplier agrees to cooperate with Teradata and its CM in establishing electronic ordering and invoicing processes, and to obtain and operate such hardware and software as is reasonably required to implement such processes. Where Teradata contracts for services outside the United States through in-country entities. Supplier will reasonably cooperate with Teradata in entering agreements with such entities equivalent to this Agreement except for local requirements such as payment in local currency.

3.2    Teradata or a CM will use reasonable efforts to provide Supplier with forecasts (estimates of requirements) for Product, on a [...***...] rolling basis, updated monthly or other mutually agreed interval. Forecasts are for general planning purposes only, and are not binding on Teradata. Supplier will generally plan and align resources required to meet the forecasts, and will notify Teradata of any inability to meet any forecast as it becomes aware of such inability.

3.3    Supplier agrees to sell Products to Teradata and its CMs in accordance with the terms and conditions of this Agreement. Products will be ordered and specific commitments will be made by Teradata only when Teradata or a CM places “Purchase Orders" with Supplier tor Products for use in Teradata equipment, ordering specific quantities of Products or requesting shipment of specific quantities of Products pursuant to a blanket purchase order. The committed ship date (“CSD'') is the agreed upon lead time or the requested ship date of an accepted Purchase Order. Unless otherwise agreed in Purchase Orders or otherwise, Supplier shall use commercially reasonable efforts to deliver Direct Ship Orders with a maximum of [...***...] early and [...***...] late shall be allowed for all shipments. Teradata will have no obligation to purchase any Product until it places a firm Purchase Order (or a CM places a firm Purchase Order as authorized by Teradata in writing to Supplier). Supplier will reject any non conforming Purchase Order in writing, stating the reason for rejection, delivered to Teradata (or the CM. as applicable) within [...***...] a tier receipt, otherwise Purchase Orders will be deemed accepted.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                3

Exhibit 10.46

3.4    Neither party is liable for failing to fulfill its obligations due to causes beyond its reasonable control and without its fault or negligence. A party must (a) use commercially reasonable efforts to promptly notify the other of conditions which will result in a delay in or failure of performances, (b) use commercially reasonable efforts to avoid or remove the conditions, and (c) immediately continue performance when the conditions are removed. In the event of constrained capacity, whether excused or not, Supplier will use reasonable efforts to utilize capacity planned for Teradata to meet Teradata requirements, and in no event will Teradata's available allocation be lower than the proportion of Teradata's pre-allocation Purchase Orders as a percentage of Supplier's business for the Products. Acceptance by Teradata of such percentage of its Purchase Orders will not waive any rights or remedies which Teradata may have as a result of Supplier's failure to ship all ordered Products.

3.5    This Section 3.5 applies when Teradata orders from Supplier for shipment directly to Teradata ("Direct Ship Orders"). The agreed upon lead time is [...***...] for forecasted amounts and [...***...] for amounts outside of forecast, however, Supplier has the right to [...***...]. Direct Ship Orders will be shipped FCA (Incoterms 2000) Supplier' designated distribution facility. Risk of loss, and damage of Product will pass from Supplier to Teradata upon leaving Supplier's designated distribution facility. Supplier will provide Teradata with advance shipment notice at least [...***...] prior to shipping using a method and format reasonably requested by Teradata. If Supplier knows in advance that it will not ship the agreed upon quantity on the CSD, Supplier will promptly notify Teradata, but no less than [...***...] prior to the CSD, using a method and format reasonably requested by Teradata. Payment is due net [...***...] from the date of receipt of a proper and correct invoice, following Teradata's receipt of conforming Products. Invoices will be submitted electronically through Teradata's web based invoicing site. Teradata may change and/or cancel any Purchase Order in whole or in part, at its convenience and without liability, [...***...] or more days before the requested delivery date upon written notice to Supplier.

3.6    This Section 3.6 applies when Teradata orders from Supplier through a CM. The following will be handled in accordance with Supplier's agreement with the CM: a) freight arrangements, b) invoicing, c) payment and credit terms, d) title, e) risk of loss, f) advance shipment notices, and g) minimum buffer inventory level, and h) agreed upon lead time. With respect to Product or Parts delivered through the VMI ("VMI Orders"), Teradata or its CM may change and/or cancel any Purchase Order in whole or in part and without liability, and return the Product to Supplier to the extent cancelled, as per Exhibit I, Section 3. Supplier will operate a Vendor Managed Inventory
(VMI) near Teradata designated CM facility (currently in South Carolina) and maintain inventory in the VMI dedicated to Teradata. The VMI Terms and Conditions set forth in Exhibit I, attached hereto and made a part hereof by reference, shall apply to VMI Inventory and VMI Orders. Upon discovery of any non-conformance of a Product in VMI, the Supplier is obligated within [...***...] to verify the conformance of the existing inventory for that Product in the remainder of the VMI.

3.7    Teradata and CMs will have no liability to Supplier if any Purchase Order is canceled due to Supplier's failure to comply with this Agreement, or to the extent the Products are reusable or can be readily sold by Supplier to another buyer.

3.8    If Supplier fails to ship the agreed upon quantity on the CSD due to Supplier's fault, Supplier will [...***...] specified by Teradata or a CM, [...***...] to Teradata. If Supplier is unable for any reason to supply any portion of Teradata's requirements on time, such portion will be considered to [...***...].

3.9    Supplier will provide to Teradata, prior to the first delivery of any Product, a certificate of origin stating the country of origin for the Product. If the country of origin for any Product changes, Supplier will provide an updated certificate of origin before any delivery of such Product.

3.10    All Products and Parts will be packed by Supplier in accordance with generally accepted industry standards and all applicable country, federal, state and other governmental regulations in effect at the time of shipment. Single unit packaging is required for spare Parts. Each box will contain Products or Parts ordered under a single Purchase Order. Products, Parts and packaging will be labeled as reasonably required by Teradata.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                4

Exhibit 10.46

4.    LICENSE OF SOFTWARE AND DOCUMENTS

As to Software provided in or with the Products at no additional charge, Supplier hereby grants a worldwide, non-exclusive, royalty-free license: (a) to Teradata and CMs to install and test the Software prior to resale to Teradata customers, and (b) to Teradata to resell and distribute copies of the Software in or with the Products, in object code form only, (either directly or through Teradata distributors and resellers). The Software will be licensed to Teradata customers under the terms and conditions used to license Teradata's own software of like nature. Title to Software will remain with Supplier and its licensors, as applicable, and Teradata acquires no rights in the Software other than those specifically described herein. Except as expressly required to be permitted under applicable law, Teradata shall not reverse engineer, decompile, modify, translate or disassemble the Software, or cause or aid any third party to do so. Certain Software Products may be licensed separately for additional or separate fees, which fees shall be set forth on Exhibit B.

During the Term, Supplier grants to Teradata a worldwide, non-exclusive, royalty-free license to use Supplier's trademarks and trade names ("Supplier's Marks") on or in connection with the Products and Software. Supplier will provide a complete set of documentation agreed upon by Teradata and Supplier relating to the operation and/or maintenance of Products as is customarily supplied to end users ("End User Documentation"). Supplier will deliver End User Documentation to Teradata in electronic format. Supplier hereby grants to Teradata and its designated document producer a perpetual, worldwide, non-exclusive, royalty-free license to reproduce, distribute, perform and display copies and create derivative works of the End User Documentation but only for use with the Products. Any substantive modification to the End User Documentation shall require Supplier's approval prior to distribution.

5.    PRODUCT WARRANTIES, QUALITY, SERVICE SUPPORT

5.1    Warranties

a.General Warranties. "Specifications" means the mutually agreed specifications for the Product, including any and all modifications, amendments or changes thereto made pursuant to this Agreement. Exhibit A consists of the initial Specification for the Products. Supplier warrants that all Products will conform to the Specifications, as well as the quality, safety and regulatory provisions of this Agreement, and will be merchantable, of good material and workmanship, and [...***...] will be free from defects in design. Claims for Products not complying with the above warranty ("Non-complying Product") will be submitted by Teradata within [...***...] from the date of delivery of the Non-complying Product to Teradata (or a CM). If the Product is software, it shall contain no viruses or harmful code, and if it relies on or generates data that is date dependent, any calculations performed or information provided will be accurate. Furthermore, Supplier warrants that it has the right to grant the licenses set forth herein and that the Products are free and clear of all liens, encumbrances and conflicting rights. Supplier will promptly repair or replace Non-complying Products as per Exhibit H. If the parties mutually agree (and Supplier will not unreasonably withhold, delay or condition its agreement) that an issue of the highest priority (business critical) requires that Teradata go on-site for resolution and is not capable of being handled remotely, and if the issue is determined to have been caused by a Products' Non-compliance, then Supplier shall reimburse Teradata's travel and lodging costs, and time spent at a reasonable rate, of going on-site. If the Product is services, and the services are rejected within [...***...] ([...***...]) days of their tender, Supplier will perform such work as necessary to provide the services required. Any shipment of Non-complying Products by Teradata (or a CM) to Supplier shall be at Teradata's (or CM) risk and expense and the return shipment of repaired or replacement Products by Supplier to Teradata (or a CM) under this paragraph will be at Supplier's risk and expense. Supplier will have the warranty obligations provided in this Section as to all Products, notwithstanding their acceptance by Teradata (or a CM).

b. Upon the expiration of the warranty period set forth in 5.1(a), Supplier shall pass through to Teradata the warranties if any, provided to Supplier by its applicable hard disk drive ('"HDD'") supplier(s). Supplier makes no representation of any kind [...***...]. Supplier and Teradata will review and mutually agree to [...***...] described in 5.1(a). In no case will Supplier be required to [...***...].

5.2    Quality. As may be further detailed in Exhibit C, Supplier will implement, maintain and continuously improve quality necessary to produce and deliver only those Products that are defect free and strictly conforming to

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                5

Exhibit 10.46

the Specifications. Any acceptance by Teradata (or a CM) of Products not conforming to the quality obligations of Supplier under this Agreement shall not be a waiver of those obligations in any respect. Supplier commits to delivering Products conforming to the reliability, design verification, compatibility testing, and interoperability requirements referenced in this Agreement. Supplier will also use its reasonable efforts to assist Teradata in its Product qualification process by providing the following in a timely manner: a) all requested Product documents and information then-currently available; b) a copy of all test plans and reports; c) a copy of all regulatory certifications; d) a defined support structure; and e) assistance in resolving any problems that may arise. In support of the foregoing, Supplier will loan reasonable quantities of Product to Teradata for purposes of qualifying such Products for reasonable periods at no charge in accordance with a mutually agreed master loaner agreement. Teradata may stop the qualification process for a Product at any time and shall not be liable to Supplier for such stoppage or any other failure of a Product to become qualified.

5.3    Service Support Requirements. During the Term of this Agreement and for [...***...] after delivery by Supplier of the last unit of the Product for Teradata, Supplier will provide support in accordance with Exhibit D and Exhibit F. Such support will be provided [...***...], except with respect to [...***...].

5.4    Safety & Regulatory. As may also be indicated in Exhibit E and/or in applicable specifications, Supplier warrants that all Products and packaging material will comply with all applicable country, federal, state and other governmental regulations in effect at the time of shipment and Products and Parts will be listed or certified by a nationally recognized testing laboratory with Supplier's name, Supplier's trade name, Supplier's trademark and file number. Additional Product specific safety and regulatory requirements may be indicated in the Product Specifications. Supplier warrants that all Products and Parts will comply with current rules and regulations of the Federal Communications Commission (FCC) concerning electromagnetic interference including, without limitation, equipment labeling and instruction manual information requirements. All Products must be labeled in accordance with the specific requirements for the regulatory approvals required by this Agreement. One (I) copy of each international certification documentation with the testing and compliance investigation reports, shall be maintained by Supplier for at least ten (I 0) years beyond the last date of manufacture, or provided to Teradata for archival purposes.

5.5    Epidemic Failures.

(a)Epidemic Failure is defined as FRU failures at or above the Failure Rate of [...***...] percent ([...***...]%) (however, for hard disk drives the Failure Rate shall be [...***...] percent ([...***...]%)) resulting from defects in material, workmanship, manufacturing process and/or design deficiencies attributable to Supplier that are attributable to the same or similar root cause (after a particular FRU type has been delivered at production levels for at least [...***...] in order to achieve statistically relevant quantities) of FRUs during the period of [...***...] after shipment by Supplier, and that;

•	Occur within any [...***...] or;

•	Occur within any [...***...].

(b)The FRU Failure Rate shall be calculated as follows: [...***...]%, where "A" is the failure rate, "B" is the cumulative returned and [...***...] (defined below) and "C" is the affected shipment quantities described in the bullet points, above.

(c)Claims for non-compliance will be considered [...***...], and will [...***...]. The [...***...] shall also [...***...] but only where after [...***...], there is [...***...]. (For purposes of clarity, the category of [...***...] consists of instances where the [...***...], and the category of [...***...] consists of instances where the [...***...].)

(d)In the event of an Epidemic Failure. Supplier will (a) correct the cause on all FRUs to be shipped thereafter and (b) per mutual agreement, promptly repair or replace all affected FRUs or pay Teradata its costs, pre-

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                6

Exhibit 10.46

approved per mutual agreement, of remedying the non-compliance including all parts, labor and other related costs directly related to fixing cause of the Epidemic Failure.

5.6    Third party Licenses. Supplier will provide Teradata with (1) a written list of all third party licenses applicable to the Products with each version of the Products supplied to Teradata; (2) copies of all such third party licenses or written instructions necessary for Teradata to fully comply with such third party licenses; and (3) distributions of all source code that should be made available to Teradata pursuant to such third party licenses. Nothing in this Agreement is intended to restrict additional rights, if any, granted to Teradata pursuant to such third party licenses. Supplier warrants that (a) it has fully complied with the terms and conditions of such third party licenses; (b) Teradata's exercise of its rights under this Agreement with respect to the Products is permitted by such third party licenses; (c) each version of the Products distributed to Teradata will include a distribution of a copy of the source code that should be made available to Teradata pursuant to such third party licenses and Teradata may distribute such source code with Teradata products; and (d) Supplier has not used any open source software in the Products in such a way that Teradata's exercise of its rights under this Agreement with respect to the Products would cause any Teradata portions of Teradata products to become subject to any open source licensing terms or obligations.

5.7    THE WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AND ALL PRODUCTS, SERVICES AND OTHER ITEMS ARE PROVIDED [...***...]. SUPPLIER DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTIES MADE TO TERADATA UNDER THIS AGREEMENT EXTEND SOLELY TO TERADA TA AND ITS END-USERS.

5.8    PRODUCTS ARE NOT ABSOLUTELY FAULT-TOLERANT AND ARE NOT DESIGNED FOR USE OR RESALE AS ON-LINE CONTROL EQUIPMENT IN HAZARDOUS ENVIRONMENTS REQUIRING FAIL SAFE PERFORMANCE IN WHICH THE FAILURE OF THE PRODUCTS COULD LEAD DIRECTLY TO DEATH, PERSONAL INJURY OR SEVERE PHYSICAL OR ENVIRONMENTAL DAMAGE SUCH AS, BUT NOT LIMITED TO, THE OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION OR COMMUNICATION SYSTEMS, DIRECT LIFE SUPPORT SYSTEMS, CRITICAL SAFETY SYSTEMS, MEDICAL DEVICES, WEAPONS SYSTEMS OR SATELLITE EQUIPMENT ("HIGH RISK ACTIVITIES"). SUPPLIER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS. FOR HIGH RISK ACTIVITIES.

5.9    To enable Teradata to acquire and support the Product under certain conditions Supplier agrees to perform the obligations set forth in Exhibit G (Escrow, Conditional Manufacturing License, and Contract Manufacturers).

6.    PRODUCT LIABILITY INDEMNITY AND INSURANCE

6.1    Supplier will defend at its expense and indemnify Teradata, its customers, employees, directors, contractors and affiliates for any actual or threatened third party claims, suits, costs (including attorney's fees), losses or damages ("Loss'') caused by any Products' use as intended. Teradata shall give (1) prompt written notice of the Loss: (2) reasonably requested information that Teradata possesses about the Loss: (3) reasonable cooperation and assistance: and (4) sole authority to defend or settle any claim. Supplier will keep Teradata informed of the progress of the claim and will confer with Teradata on strategies for the defense and settlement of the claim.

6.2    Supplier will maintain, at its expense, product liability insurance, with Teradata named as an additional insured, as will protect Teradata, its officers, agents and employees, from claims relating to the Products or Parts. The insurance will a) provide limits of at least $[...***...] combined single limit (“CSL") per occurrence, for bodily injury and property damage, with not less than $[...***...] annual aggregate; b) carry an endorsement that the insurance will be primary and that insurance, if any, maintained by Teradata will be excess: and c) if coverage is on a "Claims Made" form, then a policy must be maintained during the Term of this Agreement and for a period of [...***...] thereafter. Certificates of insurance showing compliance with these requirements will be furnished by Supplier immediately after signing this Agreement. Certificates will state that the policy or policies have been

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                7

Exhibit 10.46

issued and are in force, will not expire or lapse, and will not be canceled or changed so as to affect the insurance described in the certificate.

7.    INDEMNIFICATION FOR INFRINGEMENT

Supplier will defend at its expense any actual or threatened claim or suit brought against Teradata, its affiliates, distributors and end users alleging that any Product or Part infringes a patent, copyright, trade secret or other intellectual property right and will pay all costs and damages awarded. Teradata will give Supplier (1) prompt written notice of the claim; (2) reasonably requested information that Teradata possesses about the claim; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle the claim. In the defense or settlement of the claim, Supplier may obtain for Teradata the right to continue using the Product or Part or replace or modify the Product or Part so that it becomes non-infringing with equivalent functionality. If Supplier is unable to reasonably secure those remedies, Supplier will refund the purchase price for infringing Products or Parts and refund license fees for infringing Software. Supplier is not obligated to indemnify Teradata under this Section if the claim results only from i) modifications necessary to comply with Teradata's designs, ii) modifications not made by Supplier or in accordance with Supplier's instructions, or iii) the use of the Product with other products not furnished or specified by Supplier, unless such other products are necessary for use of the Product.

8.    LIABILITY LIMITATIONS

8.t    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, [...***...], EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THIS SECTION 8.1 WILL NOT APPLY WITH RESPECT TO CLAIMS BROUGHT UNDER SECTIONS [...***...], OR 9 OF THIS AGREEMENT OR FOR CLAIMS INVOLVING THE VIOLATION OF A PARTY'S INTELLECTUAL PROPERTY RIGHTS.

8.2    SUPPLIER'S LIABILITY FOR ANY AND ALL CAUSES WHETHER BASED ON NEGLIGENCE, BREACH OF CONTRACT, WARRANTY, OR OTHER LEGAL THEORY, SHALL NOT EXCEED [...***...]DOLLARS (US $[...***...]). THIS SECTION 8.2 WILL NOT APPLY WITH RESPECT TO CLAIMS BROUGHT UNDER SECTIONS [...***...] OR 9 OF THIS AGREEMENT OR FOR CLAIMS INVOLVING
THE VIOLATION OF A PARTY'S INTELLECTUAL PROPERTY RIGHTS. After purchases under this Agreement over a [...***...] period reach [...***...] dollars ($[...***...]), the parties will mutually agree upon an increase in the foregoing limit reasonably related to annual purchases.

9.    CONFIDENTIALITY

9.1    "Confidential Information" is information reasonably related to this Agreement that complies with this paragraph. Confidential Information disclosed in documents or other tangible form must be clearly marked as confidential at the time of disclosure. Confidential Information in oral or other intangible form must be identified as confidential at the time of disclosure, and summarized in tangible form clearly marked as confidential and delivered to the recipient within 10 calendar days thereafter. Notwithstanding the foregoing, proprietary source code and information that a reasonable person would believe to be confidential given the nature of the information or the circumstances of disclosure is not subject to the identification requirements of this Section and shall be deemed Confidential Information.

9.2    Confidential Information does not include information that: (a) is or becomes public knowledge through no wrongful act of the recipient; (b) is already known to the recipient without an obligation of confidentiality; (c) is rightfully obtained by the recipient from any third party without similar restriction and without breach of any obligation owed to the disclosing party: (d) is independently developed by or for the recipient; (e) is furnished to a third party by the disclosing party without a similar restriction on the third party's rights: (I) is incorporated in and is ascertainable from a product which has been placed on sale; or (g) is approved for release by written authorization of the disclosing party.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                8

Exhibit 10.46

9.3    For a period of three (3) years from the date of receipt, the recipient will use reasonable efforts to prevent the disclosure of Confidential Information to any other person, unless disclosure is required by law. With respect to source code versions of software, the obligation of confidentiality shall apply for as long as the source code within any of the exceptions set forth in Section 9.2. The recipient may disclose Confidential Information to its affiliates or contractors with a legitimate need to know who agree in writing to confidentiality obligations consistent with this Section 9. Each party will only use the other's Confidential Information for its performance under this Agreement. All materials containing Confidential Information are and remain the discloser's property, and except as otherwise required to perform this Agreement, upon written request, the recipient will promptly return or destroy them, and all copies of them, except a single archival copy. This Section 9 does not grant the recipient a license to any of the discloser's patents, copyrights or trademarks.

10. TERM AND TERMINATION

10.1     Subject to the terms of this Section 10, this Agreement will continue for an initial term of three (3) years from the Effective Date. Unless written notice of non-renewal is given at least one (1) year prior to the expiration of the initial term, this Agreement will automatically renew and continue thereafter until terminated in accordance with this Section 10. Either party may terminate the renewal period without cause at any time by giving the other party written notice of termination at least one (1) year prior to such termination date. "Term" means the initial term and the renewal period.

10.2    Either party may terminate this Agreement (a) upon thirty (30) calendar days written notice to the other party in the event that the other party is in material breach and fails to cure the breach during the notice period; or (b) immediately, if the other party becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law.

10.3    Termination will not affect either party's right to recover any money amounts, or require performance of any obligations, due at the time of termination. Upon termination of this Agreement, each party will promptly remit to the other all unpaid money due as of the effective date of such termination in accordance with the terms and conditions of this Agreement.

10.4    The provisions of this Agreement intended to survive termination of this Agreement to complete performance (including without limitation payment. risk of loss, title, license of software. taxes. warranty, support, liability, confidentiality, indemnity, termination. interpretation, law, and dispute resolution), will survive the expiration of the Term and any termination of this Agreement.

11. NOTICES

All notices (including requests. consents or waivers) made under this Agreement will be in writing and delivered by facsimile, electronic mail or other electronic means (in which case the recipient will provide acknowledgment of receipt within one business day separately from any machine-generated automatic reply): or by prepaid means providing proof of delivery. Notices are effective upon receipt, and will be sent to the addresses shown on the cover page of this Agreement, with additional copies to:

General Counsel/Notices	Chief Financial Officer
Teradata Operations, Inc.	Dot Hill Systems Corp.
10000 Innovation Drive	1351 S. Sunset Street
Dayton, Ohio 45342	Longmont, CO 80501
Fax: (937) 847-8425
Email: law.notices@teradata.com	Email: hanif.jamal@dothill.com

Either party may change its address upon notice as required by this Section.

Strategic Supplier Master Purchase Agreement
Teradata Confidential                                    9

Exhibit 10.46

12.    LAW AND DISPUTES

New York law will govern this Agreement and Purchase Orders under it, except that the U.S. Federal Arbitration Act will govern all issues of arbitrability. Supplier and Teradata waive application of the U.N. Convention on Contracts for the International Sale of Goods. In the event of a dispute arising out of or related to this Agreement, each party will give the other prompt notice of such, and both will meet promptly for good faith discussions to try to resolve the matter. If that fails, such dispute will be resolved by final and binding arbitration before a sole arbitrator, who is an attorney, and will be administered by the American Arbitration Association under its then-current Commercial Arbitration Rules. The decision and award of the arbitrator will be final and binding, and the award rendered may be entered in any court having jurisdiction thereof. The arbitration will be held in the city where the party not initiating the claim has its U.S. headquarters or main-office. Except to the extent, if any, elected by the claiming party, the obligation to arbitrate hereunder will not apply to claims for misuse or infringement of a party's intellectual property. The arbitrator must enforce the terms of this Agreement and will have no authority to award any damages in conflict with or in excess of the limitations and exclusions set forth in this Agreement. Neither party may bring a claim more than 2 years after the underlying cause of action first accrues.

13.    GENERAL

13.1    No assignment of this Agreement will be valid without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, either party may assign this Agreement to a successor in interest to all (or substantially all) of that party's assets; provided that the successor agrees to be bound by the Agreement and, in the other party's reasonable judgment, the successor, or an affiliate thereof, is not considered to be a competitor of the other party. If the successor (or an affiliate thereof) is reasonably considered to be a competitor, then the assignment shall be allowed provided that: (a) the successor and affiliate agree to confidentiality terms specifically crafted to protect the intellectual property of the non-assigning party, and; (b) the successor specifically agrees, in writing, to continue to fulfill Purchase Orders for Products, Parts and Services available under this Agreement for a period of at least eighteen (18) months from the date of assignment, and to fulfill all other obligations as set forth in this Agreement.

13.2    Teradata outsources some of its operations (e.g., contract manufacturers for component integration (including the Products) and distribution; contractors to create documentation; distributors and Resellers for sales and distribution; and affiliates for any of the foregoing). Teradata may exercise the rights granted in this Agreement directly or cause others to exercise them on its behalf. All rights granted to Teradata in this Agreement may be exercised by any affiliate of Teradata agreeing to be bound by the terms of this Agreement, provided that Supplier may, in its discretion, set differing payment terms for such affiliate based on the affiliate's credit worthiness.

13.3    The provisions of this Agreement are severable. If any provision is unenforceable, the remaining provisions will remain in effect provided the intent of the parties has not been materially frustrated.

13.4    Except as required by law or otherwise provided in this Agreement, neither party will publicize the existence of this Agreement or its terms without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. When, on the advice of Supplier's counsel, Supplier reasonably believes that Teradata's purchases and forecasts have reached a level of revenue material enough to require reporting under US security laws, Supplier will obtain Teradata's prior written consent regarding the description of such disclosure, which consent will not be unreasonably withheld, delayed or conditioned.

13.5    The parties to this Agreement are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, or franchise relationship. Neither party, nor any of its representatives, has authority to create any obligations on behalf of the other party and will not represent that it has such authority.

13.6    The headings within this Agreement are for convenience only and will not affect the interpretation of this Agreement. Shipping terms will be interpreted in accordance with the then-current International Chamber of Commerce lncoterms. "Include", "includes", and "including" shall be interpreted as introducing a list of examples which do not limit the generality of any preceding words or any words in the list of examples.

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Teradata Confidential                                    10

Exhibit 10.46

13.7    This Agreement, which includes the Exhibits attached hereto, contains the entire agreement between the parties. This Agreement supersedes any other agreement or communication, whether written or oral, that may have been made or entered into with regard to the subject matter hereof by Supplier and Teradata, as well as any terms stated on any purchase order, invoice, acknowledgment, acceptance form, or other printed document used by either party, even if acknowledged by the party sought to be bound. This Agreement may not be amended, modified or waived, except by an agreement in writing signed by authorized representatives of both parties. Failure to enforce any provision of this Agreement is not a waiver of future enforcement of that or any other provision. This Agreement may be executed in any number of counterparts, including, without limitation, executed counterparts delivered by facsimile or other electronic transmission, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. In the event of an express conflict between the then-current Specifications, previous Specifications, or the quality, safety and regulatory provisions of this Agreement, the then-current Specifications take precedence.

13.8    Notwithstanding anything to the contrary, this Agreement does not restrict either party from developing, improving or marketing competitive products or services.

13.9    When applicable, clauses identified in Federal Acquisition Regulation (FAR) 52.244-6 (Subcontracts for Commercial Items) or FAR 52.212-5 (Contract Terms and Conditions Required to Implement Statutes or Executive Orders - Commercial Items) and parallel clauses published in federal agency FAR supplements and, for Purchase Orders intended for U.S. Government end-use, FAR 52.225-5, Trade Agreements Act, shall be deemed to be incorporated into this Agreement.

14.    AUDITS

Supplier will keep all usual and proper records and books of account, and all usual and proper entries relating to compliance with this Agreement, and permit Teradata to audit the same (not more than once a year), to be performed by an auditor approved in writing by the parties, under the terms of a non-disclosure agreement between Supplier and the auditor.

15.    EXHIBITS

This Agreement consists of and incorporates all of the following Exhibits:

Exhibit A - Product Specifications	Exhibit D - Product Support Requirements
Exhibit B - Pricing	Exhibit E - Safety and Regulatory Agency Requirements
Exhibit C - Quality	Exhibit F - Workmanship Requirements
Exhibit G - Escrow	Exhibit H - RMA Procedures
Exhibit I - VMI Terms and Conditions

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Teradata Confidential                                    11

Exhibit 10.46

EXHIBIT A

PRODUCT SPECIFICATIONS

[...***...]    [...***...]

***End of Exhibit A***

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Teradata Confidential                                12

Exhibit 10.46

EXHIBIT B

PRICING AND DELIVERY SCHEDULE

The initial price for the Products and Parts on the Effective Date are as indicated in the table below (plus the [...***...]% [...***...] stated in the following paragraph). The parties will review pricing quarterly or on an as-needed basis. The parties shall modify prices only upon mutual agreement. Notwithstanding the foregoing, Supplier may increase pricing without Teradata's consent if a force majeure-type event (such as natural disasters, war and riot) increases Supplier's cost of providing Products or Services to Teradata, but only to the extent of [...***...] percent ([...***...]%) of such increase in cost to Supplier resulting from such force majeure event. Supplier shall provide reasonable evidence of such increased costs upon request.

To cover Supplier's increased costs [...***...], the prices established under this Agreement will be increased by [...***...] percent ([...***...]%). but only until the purchases under this Agreement over any consecutive [...***...] period first exceed [...***...] dollars ($[...***...]).

[...***...]

***End of Exhibit B ***

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                13

Exhibit 10.46

EXHIBIT C

QUALITY

1.    PURPOSE

The purpose of this Quality Exhibit (Exhibit C) is to provide an overview of Teradata's quality expectations. Additional expectations may also be indicated in each applicable Product Specification. The terms defined in Section 3.0 of this Exhibit C will be used in quality related documents, discussions, and herein to ensure a mutual understanding between both Teradata and Supplier.

2.    SCOPE

The Supplier must commit to data driven processes based on continuous improvement and defect prevention with a goal of delivering defect free Products, Parts and Services to Teradata and its customers. This Exhibit also establishes Teradata's quality reporting requirements, which will be used to measure the Supplier's performance against the goals established in this Exhibit. The intent is to define the Supplier's responsibilities for meeting Teradata's quality and reliability goals and business objectives.

3.    TERMS AND DEFINITIONS

3.1    Detective Product or Part. A Defective Product or Part is one not meeting applicable warranty, functionality or other specified requirements indicated in this Agreement, the Exhibits, or in the Specifications.

3.2    Metrics. Metrics refers to data used to track commodity quality for review and improvement such as DPPM or MTBF.

3.3    Defective Parts Per Million, or DPPM. DPPM is calculated by dividing the number of defective Products or Parts by the total volume used within a specified period of time, multiplied by 1,000,000. All functional and non-functional defects which end customers may consider as quality problems shall be counted in the DPPM measure.

3.4    Mean Time Between failure or MTBF. MTBF shall be calculated by using observed failure rates of similar components to the Products or Parts (e.g. the 'Bellcore' failure rate database). Operating temperature assumptions will be documented. "MTBF Demonstrated” refers to reliability for Products or Parts predicted or measured by operating a set of the Products or Part for a period of time under normal operating conditions. The Product or Part hours and the confirmed failure data collected shall be analyzed to predict the demonstrated MTBF at an [...***...] percent ([...***...]%) confidence level using the 'Chi Square goodness of fit' method. For system level Products, the calculated and demonstrated MTBF is to be based on an average (planned) as-shipped Product configuration.

3.5    MTBF Actual Field Performance. MTBF Actual Field Performance refers to a measure of actual field demonstrated reliability across the entire Teradata customer population of a Product or Part. Teradata will measure this using an information system that captures all hardware service actions on Products and Pm1s sold in the U.S. and in other areas as available. Assumptions are made regarding average customer powered-on hours (7x24 hours/week) to calculate the actual MTBF.

3.6    Quality Agreement. Quality Agreement refers to this document as further jointly agreed to by Teradata and Supplier, to document Supplier's expected performance on a discrete set of deliverables. These deliverables include, but are not limited to, Out of Box (''OOB") quality. Supplier Corrective Action Request ("SCAR") response times, and failure analysis turnaround times.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                14

Exhibit 10.46

3.7    Out of Box Failure. An Out of Dox Failure ("ODF") is defined as a non-conformance during staging or at the time of installation at an end customer site of a Product or Part against the Product specification at the time of manufacture. For all Products, the measurement window for Out of Box Failures is the shorter of the [...***...] or [...***...] from the [...***...]. Dead on Arrivals ("DOAs") are measured within that window established for Out of Box Failures. DOA is defined as a Product of Part that fails (does not function materially in accordance with its specifications) the first time the Product or Part is powered up for use.

3.8    Quality Improvement Plan. A Quality Improvement Plan ("QIP") is a plan to improve quality based on a formal and approved methodology such as TQM. SPC, and Six Sigma.

3.9    First Article Inspection. First-article inspection is a pre-acceptance review of a new or newly changed product against a predetermined set of requirements or specifications prior to manufacturing release.

3.10    Incidents Per System Per Year. Incidents Per System Per Year is a measure of the service call rate for products installed in the field.

3.11    Early Life Failure. An early-life failure is any failure that occurs in the interval between [...***...] and [...***...]after Product is installed at an end-customer site.

3.12    New Product Introduction Plan. A New Product Introduction Plan ("NPI") plan defines product specific objectives, strategies, requirements and methods used to validate the quality of a product or process prior to its implementation.

3.13    Field Quality Audits. Quality audits conducted by Teradata at the customer site to measure and report a customer's experiences installing Teradata products. In select instances as business cases dictate, Teradata will expect support from Supplier on these audits on a mutually agreed basis.

4.    QUALITY AND RELIABILITY PERFORMANCE

If performance levels are not consistently maintained, Teradata requires Supplier to undertake reasonable commercial efforts to bring performance levels within the desired range. Supplier and Teradata may mutually decide to use multiple Supplier facilities for manufacturing Products to Teradata requirements. All identified performance goals will be applied to each manufacturing site individually. Supplier is expected to leverage best practices and processes across these facilities in order to meet or exceed the stated quality performance goals. Quality and reliability goals will be updated by Teradata on an annual basis.

4.1    Quality Improvement Plan. The requirement for a QIP is triggered when performance to specified quality, delivery, or response time metrics is not meeting stated goals. The QIP will define the improvements and action needed to achieve these goals. The QIP shall specify the quality metrics to be used to quantify improvement. Teradata and Supplier will work together to jointly develop the QIP. Teradata will be responsible for providing quality data when applicable. This does not relieve Supplier of the responsibility to complete the QIP and submit it to Teradata for review and approval. Covered topics for Products and Parts manufactured for Teradata will include, but are not limited to, product quality, reliability, and failure analysis. This document will be reviewed and updated as often as needed, and will be managed by Teradata and Supplier.

4.2     Closed Loop Corrective Action Requirements. Supplier shall establish and maintain a Closed Loop Corrective Action ("CLC A") Process capable of addressing any quality issue in accordance with Teradata's requirements. Root Cause Analysis and Corrective Action Identification may be triggered by the discovery of a problem from any source (e.g., engineering test failures, manufacturing staging failures, or field failures). When required, Teradata will document and submit a formal SCAR to Supplier. Supplier shall provide a written response within the specified time defined in the SCAR. Depending on the severity of the problem (i.e., line down or customer issue), Supplier will use commercially reasonable efforts to respond within [...***...] and to resolve the issue within [...***...]. If the problem cannot be reasonably resolved within [...***...], Supplier shall commence to resolve within [...***...] and thereafter diligently and continuously pursue such resolution to

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                15

Exhibit 10.46

completion. The response shall include information so that Teradata can insure actions taken will demonstrate institutionalized quality improvement.

Teradata's expectations for returning defective Products will be detailed herein and as further agreed. Minimally, Teradata will have the option of returning integration (Teradata through-process) failures for full root-cause corrective action failure analysis. Field failures will be routed for repair or analysis at Teradata's discretion. Supplier agrees to maintain equipment and personnel to allow for prompt and accurate failure analysis or standard repair on all Products sourced by Teradata. Corrective action will be mutually agreed upon by both parties. Depending on the severity of the problem, Teradata can request a response time of [...***...] for failure analysis results.

The chart below states the number of calendar days for each FA type, starting from the date the failed component is received by Supplier, until Supplier (1) identities the actual component that failed (Component Failure Analysis (CFA)), (2) recreates the issue to allow Supplier Engineering to create a solution (Problem Recreation (PR)), (3) issues preliminary root cause analysis report (Root Cause Analysis (RCA)), and (4) issues final, written RCA report.

FA Type	Boards	Drives	Power Systems
CFA	[...***...]	[...***...]	[...***...]
PR	[...***...]	[...***...]	[...***...]
RCA	[...***...]	[...***...]	[...***...]
Supplier issues written RCA report	[...***...]	[...***...]	[...***...]

4.3    Quality Management System. Supplier shall establish and maintain a quality management system capable of measuring and evaluating product quality. At a minimum, Supplier shall be ISO 9001 registered to the latest version of the Standards. As a manufacturing partner, Teradata will be allowed to reference the ISO certification of Supplier sites where Teradata product is manufactured.

4.4    Quality Reporting. Supplier shall provide weekly and monthly performance results and supporting data to Teradata for all metrics defined in this Exhibit. Report content will be of a mutually agreed format. These reports are expected on a weekly and monthly basis regardless of whether goals are or are not being achieved. Data elements not previously discussed under this Agreement, or other Specifications may also be required based on business needs and requirements.

On a weekly basis, Supplier will provide electronic data to Teradata outlining as-shipped configurations for all Products shipped. Minimally this will include Part numbers tied to a serialized Product class/I.D., as well as the customer name (if applicable) and shipping address for each Product shipped. Teradata and Supplier will mutually agree on which Parts will be tracked for each Product shipped.

4.5    Quality Goals. Supplier will use reasonable commercial efforts to meet or exceed the quality goals as defined in Sections 7.0 and 8.0 of this Exhibit C.

4.6    New Product Quality Plan/New Product Introduction. Supplier shall develop and maintain a NPI plan for all new hardware and software products (if applicable) provided to Teradata. Prior to release of a Product or Part. Teradata will review with Supplier the NPI plan requirements. Teradata's review and acceptance of the plan does not relieve Supplier of the responsibility for using best commercial efforts to achieve the quality and reliability goals defined in the plan. Supplier will assign a resource to act as a liaison for all manufacturing sites to support Teradata's internal qualification and release processes with schedule updates and specified deliverables. The NPJ plan elements typically will include:

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Teradata Confidential                                16

Exhibit 10.46

Hardware	Software (If Applicable)
Design review (including DFX)	Design review
Unit test	Code inspection
Qualification test	Unit test
Acceptance test	Integration test
Integration test	Acceptance test
Reliability	Quality goals
Regulatory requirements	Phase Audits
Quality goals/strategy review
Performance vs. goal validation
Life cycle management
TDU (Percent Defect Rate)
Phase Audits

4.7    Stop Orders. Stop Orders and Product Holds which may create potential field performance or Committed Ship Date ("CSD") issues will be communicated to Teradata within [...***...]. To prevent customer dissatisfaction, Teradata may initiate a stop shipment of Product from any Supplier facility.

4.8    Supply Line Management. Supplier will manage the performance of their supply chain. Supplier Report Cards or other performance review formats will be reviewed with Suppliers regularly. Supplier will drive for continuous Supplier performance improvement in all areas. Where mutually agreed upon to support continuous improvement, Supplier and Teradata will establish Supplier performance goals. Supplier will also review their supplier's performance data with Teradata.

4.9    Approved Vendor List. Supplier will develop and maintain an Approved Vendor List ("AVL") that lists all Supplier suppliers who have been qualified to do business with Supplier. This list is reviewed frequently and Suppliers are rated based on performance against requirements. Changes to the AVL must follow Teradata's change control requirements defined in Section 5.0 of this Exhibit C.

4.10    Customer Satisfaction Issues. Supplier must provide processes that support "Whole Unit RMA Replacement" for Out of Box or DOA failures. Multiple defective units will be aggregated into full pallet quantities or other lot size previously defined at Supplier request. Once that defined quantity of OBF units has been reached or the product has aged no more than [...***...], Teradata will request an RMA with Supplier. When requesting an RMA, Teradata will provide product identification ("PID"), S/N and failure description. The expected repair time of RMA units shall not exceed set standard interval of normal orders. Return transit time shall not exceed [...***...]. The turnaround time begins when the units are received at Supplier's dock and ends when they are shipped by Supplier. Any shipment of defective Products or Parts to Supplier, and the return shipment of repaired or replacement Products or Parts to Teradata with respect to DOA failures will be at Supplier's risk and expense. When agreed upon by Teradata and Supplier, Supplier will be allowed to provide replacement parts to correct defects instead of returning the whole unit to Supplier.

4.11	RMA Processing. With respect to Products that experience Defects beyond the time period of a DOA, the RMA procedures, terms and conditions set forth on Exhibit H shall apply.

5.    CHANGE CONTROL PROCESS

For Products and Parts produced for Teradata, Supplier will use a mutually agreed to process to communicate and manage all changes. Typically Teradata's standard system is used to manage Design Review ("DR") Engineering Change Order ("ECO") changes over the life cycle of the product. Records shall be maintained indicating Product serial number and cut-in dates for all changes. Changes that affect the form, fit, function, or performance of a Product or Part shall be tracked by a part number change. All changes shall be electronically forwarded to Teradata in the format mutually agreed to. Samples may also be requested by Teradata prior to acceptance. Supplier will provide advance notification to Teradata on any changes to Teradata Product prior to phase in or implementation. Types of changes, change information content, and notification time frames are defined in Section 5.1 of this Exhibit C.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                17

Exhibit 10.46

5.1    Teradata will not accept any production quantities of Products (which as defined includes Parts) that include such change until Teradata engineering has the opportunity to evaluate and formally approve the change. The evaluation can be performed by Teradata or by Supplier performing (or paying a third party to perform) the tests and providing written results to Teradata engineering. The notice of change from Supplier must include at a minimum the following: 1) reason for change (e.g., availability of a part, cost reduction, etc.); 2) desired date of introduction; 3) detailed difference between the old and new process; 4) results of testing that support same or better resulting performance; 5) cost impact (cost savings are expected to be communicated also); and 6) means of differentiating Products by identification number change, revision level change, or by some other means so that Teradata can discern the difference as needed. The Supplier will send a written change notice via letter, e-mail, or fax to the identified Teradata contacts [...***...] days prior to the intended break in of the change. When Teradata has more than one engineering organization involved, a change may be approved by some and not by others. If this occurs, Supplier can withdraw the change request and continue to provide the current Product or supply both the current and proposed version of the Product so long as both are clearly marked and both can be ordered individually, having different Teradata part numbers. Supplier should provide a minimum of [...***...] advance written notice to Teradata of any changes in the manufacturing process or relocation of production to a different manufacturing facility. This notice should include additions or deletions of any tests or assembly processes. Teradata's standard system should be used to request these changes using the Request for Change ("RFC") capabilities of the system. Supplier will provide a minimum of [...***...] advance written notice if Supplier plans to obsolete any Products or Parts or dispose of any tooling. Notwithstanding the foregoing, with respect to [...***...], Dot Hill will be held to using only commercially reasonable efforts of providing [...***...] advance written notice. A [...***...] notice will also be provided for parts going End of Life ("EOL"). Teradata will respond by e-mail, fax, and/or its standard system with the approval or rejection of the change request.

6.    FORMAL REVIEWS AND AUDITS

Formal Reviews and Audits involve Supplier Survey; Supplier Process Audit; Product Design/Redesign Audit/Product Compliance and Certification Audit; and Quarterly Reviews. All formal reviews shall be documented by Supplier along with all action plans and action items. Teradata may or may not perform all of the above reviews. Supplier will provide all reasonable assistance with any such requested review by Teradata. Performance of such will be based on business needs. Minimally the Supplier will provide resources whose primary responsibility is to ensure through accepted account management procedures that committed performance levels on all Products and Parts are met. Typical execution would require Supplier to maintain business, technical and quality management resources that serve as Teradata's focal points into Supplier's business. As such, these personnel are expected to be available to sufficiently support Teradata's interests with Supplier.

7. QUALITY PERFORMANCE AND OUT-OF-BOX QUALITY GOALS

The purpose of this Section is to define Teradata's quality metrics and to establish Supplier's annual performance goals. The goals defined herein represent performance levels considered to be attainable by Teradata. Updated goals will be jointly developed on an annual basis. Teradata and Supplier will meet during the 4th quarter of each year and use industry benchmarks for best in class performance to determine future performance goals.

7.1 Supplier shall use reasonable commercial efforts to meet the Out-of-Box quality requirements for Products or Parts as defined in the table below. An Out-of-Box failure is defined as a non-conformance during staging or at the time of installation of a Product or Part against the product specification. For all Teradata Products, the measurement window is the first [...***...] of operation. The measurement is an aggregate of all products shipped from the manufacturing facility measured on a monthly basis. Quality levels will be calculated by dividing the Total Number of Failures by the Total Quantity of Units Staged and/or Installed Without Failure X 100. Out-of-Box quality will be reviewed on a weekly and monthly basis for each product or product family by Teradata.

Metrics                            2011        2012        2013
Q1 Goal        Q2 Goal        Q3 Goal
Out-of-Box Quality Goal (Percent)                [...***...]    [...***...]    [...***...]

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Teradata Confidential                                18

Exhibit 10.46

8.    RELIABILITY REQUIREMENTS

Supplier is responsible for meeting Teradata's Reliability, and MTBF goals as defined in the Product Specifications. Supplier will provide a calculated or demonstrated MTBF for all major components to validate reliability requirements can be met in the field.

9.    FIRST ARTICLE INSPECTION

9.1    All initial purchases of a particular Product, including Parts, from the Supplier shall be subject to first article inspection by Teradata at the Teradata Parts Distribution and Repair Center (PDRC).

9.2    A minimum of ten (10) pieces are required for proper evaluation of Product during the first article inspection process. If the initial order quantity is for a quantity less than ten (10), future orders may be subject to first article inspection until the minimum quantity requirement has been successfully met.

9.3    First article inspection is based on the Part's conformance to Teradata's standards for workmanship, electro static discharge, packaging specifications, the Specification, and the original Statement of Work, if any. Any rejected Product will be returned for corrective action at the expense of the Supplier pursuant to this Agreement.

10.    PRODUCTION TESTING

Supplier will test each unit of Product for conformance to the Specification prior to shipment of the unit to Teradata in accordance with a mutually agreed factory acceptance test procedure.

***End of Exhibit C ***

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Teradata Confidential                                    19

Exhibit 10.46

EXHIBIT D

PRODUCT SUPPORT REQUIREMENTS

1.    SCOPE

Teradata will be the primary point of contact for all Teradata customers ("Customers") with Product problems. Supplier plays an essential role in enabling Teradata to support Customers. This Exhibit details Teradata's expectations and Supplier's responsibilities pursuant to that support.

2.    TECHNICAL INFORMATION

Throughout the Term of the Agreement, Supplier will provide Teradata and Teradata authorized support providers the following "Technical Information" at no additional charge but solely for use with the Products and Parts:

•
A Problem History Database that is regularly updated and includes descriptions of all changes, enhancements, or problem fixes provided by Supplier, in a format suitable for publishing on Teradata's corporate intranet.

•
Technical Information Documentation that includes all information necessary to install, diagnose, repair and maintain the Products, such as user, operator, service and systems administrator manuals; service test procedures and a list of any special tools and service test equipment used; site preparation and installation specifications; documentation for the purpose of problem identification and resolution; technical bulletins, engineering change orders, software updates, bulletin board access and web site access; and other relevant materials; in an electronic format suitable for both reproduction and for publishing on Teradata's corporate intranet, all of which shall be updated from time-to-time if and when it becomes available at no cost to Teradata. Technical Information Documentation will be provided to Teradata as soon as practicable, but within [...***...] following the signing of this Agreement. New Technical Information Documentation will be provided to Teradata as soon as practicable, but within [...***...] following its general release. Teradata and Teradata authorized support providers may reproduce, modify, internally distribute, and use the Technical Information Documentation for the sole purpose of providing manuals, training and support for the Products to Customers.

•
Access to, and use of, Diagnostic Software ("Diagnostics'') for the sole purpose of servicing, maintaining and diagnosing your Products on behalf of end users of Products. Diagnostics includes any programs, whether referred to as "software", "firmware" or otherwise, and documentation, product information, and publications, wherever resident and on whatever media, as well as, any Supplier developed guided support procedures, videos, and best practices. Under no circumstances will Teradata display, demonstrate, or disclose the Diagnostics to any other person, or use the Diagnostics for the benefit of any person other than Customers in accordance with this Exhibit.

3.    TRAINING

As reasonably requested by Teradata, Supplier will provide Product training at no additional charge in the following areas: (a) engineering and design: (b) set-up and installation: (c) maintenance and field repair: (d) depot repair: and
(e) end-user operation. At no additional charge, Teradata may videotape such training classes and reproduce, distribute, and use such videotape(s) and any related class materials for the sole purpose of training personnel of Teradata and Teradata authorized support providers to support the Products for Customers.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                20

Exhibit 10.46

4.    TECHNICAL SUPPORT

Teradata shall attempt to resolve Customer Product problems independently using the training and information provided by Supplier. If a greater level of technical expertise is required, Teradata shall engage Supplier in resolving the Customer's problem(s), although Teradata shall continue to be the sole point of contact to the Customer throughout the problem resolution process. Teradata will assign a Priority Level, as described below, and Teradata will provide Supplier a unique reference number for each problem, and Supplier will use the same number when communicating with Teradata. Teradata will provide Supplier with all information relevant to the problem, including, if applicable, the method used by Teradata to duplicate the problem on its own systems. Teradata will convey the information to Supplier expediently. Supplier shall make available via telephone or pager seven (7) days per week, twenty-four (24) hours per day, 365 days per year, individuals sufficiently skilled to assist Teradata in problem resolution. If necessary, Supplier's technical representatives will be available to provide on-site support at Customer locations [...***...] after Teradata informs Licensor of the necessity of on-site support, however, if it is determined that the issue is not due to [...***...], [...***...], and [...***...]. Supplier's price for [...***...], [...***...] and [...***...] will be as set forth in Exhibit B of the Agreement. The start date for a Customer's support services will be the date set forth in Teradata's Purchase Order for such services.

4.1    Levels of Support. As outlined below, Teradata shall provide Level 1and Level 2 support, and Supplier shall provide Level 3 support on an as-required basis. Level 3 support will be provided [...***...], except with respect to [...***...], [...***...] and [...***...]. Teradata must ensure that its support personnel that provide Level 1and Level 2 support have attended support courses taught by Supplier or by Teradata personnel that have attended "train the trainer" courses taught by Supplier free of charge.

•	Level 1-Call acceptance and ownership until resolution. Gather problem information and determine criticality.
Search knowledge base and deliver known solutions to Customer. Dispatch Teradata Customer Engineer as appropriate. Escalate to Level 2 support as required.

•
Level 2 - Respond to Level 1 escalations with a higher level of expertise in a specific technology area. Develop and gain customer agreement for problem isolation, solution creation and solution implementation plan. Provide an existing fix, work-around solution, or escalate to Supplier for assistance. Coordinate Supplier's performance.

•	Level 3 - Assign resources as required to resolve problem in accordance with Section 4.3 below. Work with Teradata Level 2 support to coordinate the development and delivery of problem solutions.

Escalations to Level 3 should be presented to Supplier with all reasonably available pertinent configuration detail and failure information or symptoms documented in detail.

4.2    Response, Update and Resolution Guidelines. When Supplier is engaged by Teradata in problem resolution, Supplier will comply with the following guidelines enabling Teradata to meet commitments to Customers. Time measurement begins when the incident is first opened by Customer. Teradata shall promptly notify Supplier of the incident. Time frames stated in days are contiguous calendar days.

Priority	Type	Definition

P1	Critical:
Severe End-User Customer impact: Product cannot perform one or more normal functions. Loss of data or no access to data. Loss of ability to manage or service. Needs immediate attention. Existing workaround unavailable

Examples:
- System down

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                21

Exhibit 10.46

- Data loss
- Data unavailable
- Workaround unavailable

Hot Priority Two (HP2)	Business Critical:
This is a very sensitive End-User Customer needing special attention. The End-User Customer set the support level as "P1" due to critical business requirements, but it does not fall within the definition for P1.

P2	Urgent:	Moderate End-User Customer impact: Product performance is significantly degraded, major functionality loss. Workaround exists.
Examples:
- Major system function is unavailable or degraded (workaround available)
- Running unprotected
- New installation deadline approaching

P3	Routine:	Limited End-User Customer Impact: Product function is largely unaffected; non-urgent questions or delays. Minor or cosmetic defect in the product.
Examples:
- New SW installs
- Code Upgrades

Priority	P1 deadline *	P2 deadline *	P3 deadline *
Initial TERADATA response to End- User Customer call	[...***...]	[...***...]	[...***...]
PARTNER response to TERADATA	[...***...]	[...***...]	[...***...]
First Level Management Escalation	[...***...]	[...***...]	[...***...]
Second Level Management Escalation	[...***...]	[...***...]	[...***...]
Third Level Management Escalation	[...***...]	[...***...]	[...***...]
PARTNER Status Updates to TERADATA	[...***...]	[...***...]	[...***...]
Work Around	[...***...]	[...***...]	[...***...]
Problem Fix**	[...***...]	[...***...]	[...***...]
** [...***...].

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                22

Exhibit 10.46

4.3    Software Fixes and Updates. "Software Fixes" or "Fixes" are software problem fixes, critical patches, modified documentation or other changes intended to correct feature/function deficiencies in the Product and/or system vulnerabilities as defined by the Carnegie Mellon-Software Engineering Institute's CERT® Coordination Center (CERT/CC). For additional information regarding CERT®, on the Internet visit www.cert.org. "Software Updates" or "Updates" are changes to the Product which incorporate accumulated Fixes into the then-current version of the Product. Supplier will, at its expense, provide Teradata with all Fixes and Updates developed by Supplier during the Term of the Agreement. "Software" as defined in this Agreement includes "Fixes" and "Updates". Supplier hereby grants to Teradata a non-exclusive, worldwide license to reproduce, use, install, resell, and distribute Software Fixes and Software Updates to Teradata's Customers, which shall be royalty-free. Teradata will not knowingly provide such Fixes and Updates to Teradata's Customers who have not licensed the corresponding Product. All copies of such Fixes and Updates made by Teradata will contain any copyright, trademark, disclaimer or patent notices that appear on or in the original Fixes and Updates provided by Supplier.

4.4    Software Version Changes.    If a version change to a Product addresses an identified Customer problem which has not been previously resolved by a Fix or Update, Supplier will, at its expense, provide Teradata with the new version of the Product, subject to the change control process in Exhibit C. "Software" as defined in this Agreement includes the new version. Supplier hereby grants to Teradata a royalty-free, non-exclusive, worldwide, license to reproduce, use, install, resell, and distribute the new version to Customers. Teradata will not knowingly provide the new version to Customers who have not licensed the corresponding Product. All copies will contain any copyright, trademark, disclaimer or patent notices that appear on or in the original provided by Supplier.

4.5    Supplier Point(s) of Contact. Supplier's point(s) of contact for Technical Support shall be provided to Teradata not later than the Effective Date of the Agreement or this Exhibit.

4.6    Continuing Availability.    Supplier's Technical Support as described in this Section 4 shall be available to Teradata during the Term of the Agreement and for [...***...] after delivery by Supplier of the last unit of the Product. Such Technical Support will be provided [...***...], except with respect to [...***...], [...***...], and [...***...]. Termination of this Agreement regardless of the reason will not relieve either party from its support obligations arising hereunder prior to such termination. Rights and obligations defined in this Exhibit which by their nature should survive will remain in effect after termination or expiration of the Agreement. Should the parties agree to terminate the Agreement, they will work together to develop a mutually agreeable plan to provide continued services to affected End Users.

4.7    Reporting. Supplier shall provide Teradata with monthly reports detailing Supplier's performance relative to the response and resolution guidelines specified in this Section 4. These reports shall minimally include a complete list of problems escalated to Supplier, the time and date each problem call was received, a brief description of each problem, its Priority Level, the time between Supplier's problem call receipt and initial response, problem status, and if resolved, the date and time of closure.

4.8    On-site services. When requested, Supplier's technical representatives will be available to provide on-site support at Customer locations. Supplier will provide on-site support at Customer locations with two service level options:

•
Business Critical: On-site response seven (7) days per week, twenty-four (24) hours per day within [...***...] for P1 problems and within [...***...] for other on-site requests. Supplier’s price for the technical support in this Section 4 with Business Critical on-site support will be as set forth in Exhibit B of the Agreement.

•
Base: On-site response seven (7) days per week, twenty-four (24) hours per day within [...***...] for P1 problems. On-site response [...***...] per week, [...***...] per day within the next business day for other on-site requests. Supplier's price for the technical support in this Section 4 with Base on-site support will be as set forth in Exhibit B of the Agreement.

Supplier will provide an on-site spare part service option in which Supplier maintains mutually agreed inventories of spare pans at End User sites at discount levels equivalent to those for other services set forth in Exhibit B.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                23

Exhibit 10.46

5.    PRODUCT CHANGES

In the event a Product requires a new version Part, Supplier will identify by serial or tracer number those Products requiring a newer version Part. Supplier will continue to make available, for the time period specified in Section 6 below, Parts supplied to Teradata which are identical to or interchangeable with all previous versions utilized in Products supplied to Teradata. Supplier will provide Teradata, at Supplier's expense, any Parts, documentation, and/or instructions necessary to install any field retrofit orders issued by Supplier for Products, but only if the issue requiring the field retrofit order is [...***...] or [...***...], and only where the field retrofit order [...***...]:
(a)to meet [...***...] after a Product's original shipment;
(b)to fix [...***...] after a Product's original shipment;

(c)	to assure [...***...];, and/or

(d)	to assure [...***...].
Such field retrofit orders for which Supplier is responsible as described above shall be referred to as an "FRO." (The terms, conditions and pricing of any other field retrofit orders that are not FROs, and therefore that fall outside of the bounds set forth above, shall be mutually agreed upon by the parties on a case by case basis.) At Teradata's request, Supplier will deliver FROs directly to Teradata's Customers at no charge. Supplier and Teradata will negotiate in good faith a fixed per-incident charge for each FRO Teradata installs for Supplier's benefit. Supplier will deliver appropriate quantities of FRO parts to complete the FRO within [...***...] of the release of the Supplier approved FRO.

6.    PARTS

A complete list with Teradata Part Numbers for the Products and Parts ("Parts List") shall be provided to Teradata by Supplier at least [...***...] prior to the delivery of the first Product of each type ordered by Teradata. Such Parts Lists shall be substantially in the format set out by Teradata, and shall contain the following information: Part MTBF, Vendor I Supplier Part Number, Vendor Name or PDRC Supplier Code, OEM Part Number, Vendor Address, Vendor Contact Name, Vendor Phone Number, Vendor I Supplier Lead Time (days), Part Cost ($), Minimum Order Quantity, Part Warranty Months (0=No Warranty), Reworkable Status (Y/N), Serialized RW (Y/N), Non-reworkable, Recoverable (Y/N). Consigned Part (Y/N), Mod Kit Part (Y/N), Rework Turnaround Time Days (if applicable). Rework Cost (if applicable), Shelf Life Days, Shelf Life Control, MSDS Data, Harmonized Code, ECCN, ECLN, Country of Origin, Encryptor Status, and Warranty Turnaround Time Days (if applicable). All Parts which are subassemblies or modules and which are identified on a Parts List will have affixed markings, which include the Teradata Part Number, revision level, date of manufacture, country of origin, and an Original Equipment Manufacturer ("'OEM") identifier.

6.1    Supplier shall make available to Teradata such Parts as Teradata may require for all Products purchased for Teradata from Supplier for a period of not less than [...***...] after the date of Supplier's delivery of the last unit of the Product.

6.2    If after the [...***...] availability period described in Section 6.1 Supplier decides to discontinue the availability of any Part or component thereof: Supplier shall notify Teradata in writing at least [...***...] prior to discontinuing the availability of any Part or component thereof, however, with respect to disk drives Supplier shall [...***...] to provide [...***...] prior to [...***...]. Teradata may then buy from Supplier such quantities as Teradata deems necessary to fulfill its Product support requirements and or use commercially reasonable efforts to make available everything required to produce the Parts to a supplier specified by Teradata. The foregoing includes, but is not limited to, detail part sources with confirmed availability for all Bill Of Material parts, test equipment, test fixtures, manufacturing aids, test processes, yield information, and engineering documentation.

6.3    Engineering Changes. Despite Teradata's approval of Product changes, Supplier agrees to [...***...] to notify Teradata in writing at least [...***...] in advance of any change in purchased or manufactured Parts which affect form, fit, function, field maintenance or safety agency approval. Notification will be provided to:

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                24

Exhibit 10.46

Teradata Operations, Inc.
200 Highway 74 South
Peachtree City, GA 30269 USA
Attn: ECC

6.4    If there is any change to a current Part (which is not made upon Teradata's request) that affects its ability to replace the current Part, Supplier will provide a different Part Number for the latest version Part. Supplier will upgrade, rework, replace or reimburse Teradata (which of the four options being at Supplier's discretion and expense) for Parts in Teradata's service part inventory, and for any Teradata-owned test and repair equipment unique to Supplier's Product, which is made obsolete as a result of Product/Part changes. Reimbursement will equal Teradata's original cost (including delivery) for such Parts. Reimbursement for test and repair equipment will be equal to Teradata's replacement cost, or Supplier may reimburse Teradata for the cost to modify test and repair equipment so that it remains useable. At Supplier's option and expense, Teradata will return obsolete Parts and test and repair equipment which have been replaced (or for which Teradata has been reimbursed) by Supplier.

6.5    Intentionally not used.

6.6 Intentionally not used.

6.7    Warranty. Supplier warrants all Products, including Services and Parts, as set forth in Section 5.1 (General Warranties) of the Agreement. Warranty reimbursement for claims for Parts not complying with the above warranty will be handled in accordance with the terms specified below.

6.7.1	Warranty Reimbursement. Supplier's Parts will be assigned to one of two "Warranty Tiers" as mutually agreed between the parties.

TIER 1 -Expendable Parts are Parts that are normally not re-workable and are discarded after use. Supplier will provide a list of expendable Parts. On a monthly basis, Teradata will report to Supplier the quantity of Expendable Parts (by item name, Teradata part number and description of failure) that are defective during the preceding month for compensation. Supplier will review and approve such requests for compensation on a monthly basis. At Supplier's option, Supplier's reimbursement will be in the form of (i) a replacement Part (new or reworked to perform like new), or (ii) a refund or purchase credit based on Teradata's cost for the Part.

TIER 2 - Reworkable Parts are Parts that are normally re-workable and are either repaired or replaced. Supplier will ensure that each Tier 2 Part has a serial number, model number, date of manufacture, or some other identification that will enable Supplier to verify whether the Part is under warranty. Teradata will accumulate the consumed Tier 2 Parts and periodically return them to Supplier as per Exhibit H. For Tier 2 Parts that are defective, which are still under warranty, Supplier will provide: 1) a replacement Part (new or reworked to perform like new); or if providing a replacement is not commercially practicable 2) a refund or purchase credit, at Teradata's option, equal to Teradata's cost for the Part.

7. ORDERS

7.1    Non-Emergency Orders. Supplier will carry Parts and Products adequate to meet an average lead time (measured from receipt of order to availability for shipment) of live [...***...], or as otherwise stated in the Agreement.

7.2    Emergency Orders. Supplier agrees to accept emergency orders seven (7) days per week, twenty-four (24) hours per day for reasonable quantities of Parts and Services from Teradata, which may be shipped by Supplier from one or more locations, in Supplier's discretion. Supplier shall fill all emergency orders without additional charge to Teradata based on the emergency nature of the order. Supplier shall use its best efforts, including taking material from production or from other Teradata customers’ non-emergency orders, to perform the Services and make Parts and Products available for shipment no later than [...***...] following receipt of the emergency order from Teradata. Supplier shall provide waybill information to the Teradata emergency order originator as soon as possible but no later than 10:30am Eastern Time [...***...]. Supplier's point(s) of contact for emergency orders shall be provided to Teradata upon signing of the Agreement or the effective date of this Exhibit. Supplier will ship

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                25

Exhibit 10.46

Parts or Products on an "Overnight" basis, or make such Parts or Products available for immediate pickup, at Teradata's discretion.

8.    SUPPLIER'S DISTRIBUTION CAPABILITY (SUPPLIER DIRECT)

Supplier agrees to maintain or develop worldwide direct ship capability from Supplier's location(s) directly to Teradata customers or Teradata designated field locations upon [...***...] and made an addendum to this Agreement. This includes making shipments to the Teradata Global Distribution Centers in the Americas, Europe, the Middle East and Africa, and Asia Pacific and Japan. This distribution capability is known as "Supplier Direct".

9.    REWORKABLE PARTS

"Reworkable Parts" are Parts that have failed, but may be reworked to perform in accordance with the OEM specifications, and are returned in "like new" condition. Supplier's Parts List shall identify all Reworkable Parts and include the repair price for each Part. Reworkable Parts under warranty at the time of failure shall be reworked by Supplier and returned to Teradata (or a CM) at no charge and in accordance with the Warranty Reimbursement terms of this Exhibit (Section 6.7).

9.1    Supplier's location(s) for receipt of Reworkable Parts shall be provided to Teradata, and should such Supplier location(s) be unacceptable to Teradata, Teradata reserves the right to request an alternate repair supplier, as regional return locations are preferred by Teradata.

9.2    Supplier agrees that Reworked Parts and packaging will be in clean, like-new condition, and are subject to the same cosmetic, quality and acceptance criteria as new Products and Parts. If displays or monitors are reworked, phosphor bums are not allowed anywhere on the CRT. No bends or twists in metal frames, brackets, enclosures, etc. are allowed. Teradata will provide workmanship standards for cosmetic details and standards concerning acceptable defects on printed circuit boards upon request. Rework Label guidelines are specified in the Teradata Supplier Guide.

9.3    Inspection of Rework Services. If any Rework Services do not conform to the requirements of this Agreement, Teradata may require the Supplier to re-perform the Rework Services at no additional cost to Teradata. Supplier shall provide a Return Material Authorization (RMA) number within [...***...] of Teradata's request for a RMA enabling Teradata to return non-conforming Parts. If defects in Services cannot be corrected by re-performance. Teradata may (a) require the Supplier to take necessary action to ensure that future performance conforms to requirements; and (2) reduce the purchase order price to reflect the reduced value of the Services performed.

9.4    Non-Complying Parts. Any shipment of Non-complying Parts by Teradata (or a CM) to the Supplier shall be at Teradata's risk and expense and the return shipment of repaired or replacement Parts by the Supplier to Teradata (or a CM) will be at the Supplier's risk and expense.

9.5    Non-Repairable Parts. If the Supplier determines the Part is not repairable, the Supplier shall contact the Teradata Buyer listed on the Purchase Order for disposition instructions. Decisions to scrap Teradata property will be solely that of Teradata and will not be independently made by the Supplier without consultation with Teradata. With [...***...] written notice, Teradata may request permission to visit a specific repair location to inspect Parts deemed as scrap, and review with the Supplier procedures and accountability of Teradata assets.

9.6    Discontinuance of Repair Services. Supplier shall notify Teradata in writing at least [...***...] prior to discontinuing repair services for any Part. In such event, Supplier shall [...***...] to make available to Teradata everything required to repair the Parts such as, but not limited to, applicable Engineering drawings, Part specifications, processes and all other information relevant to the repair of the Part that will allow Teradata to move the repair requirements to an alternate repair provider.

***End of Exhibit D***

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                26

Exhibit 10.46

EXHIBIT E

SAFETY AND REGULATORY AGENCY REQUIREMENTS BY COUNTRY

One (1) copy of each international certification documentation with the testing and compliance investigation reports, shall be maintained by Supplier for at least [...***...] beyond the last date of manufacture, or provided to Teradata for archival purposes.

Domestic Requirements- For Products intended for release in the United States only:

A.
Product Safety- The Product will be Listed (end-use product) or Recognized (component), per UL Standard UL 60950-1 2nd edition for use as Information Technology Equipment, by a Nationally Recognized Testing Laboratory (such as Underwriters Laboratories, TUV Rheinland, TUV Product Service or other). Each unit will be marked with the appropriate safety agency logo. Manufacturing process shall comply with the requirements of UL or other NRTL.

B.
Electro-Magnetic Emissions - The Product will comply with Federal Communications Commission (FCC) requirements CFR Title 47, Parts 2 and 15. Each unit will be labeled appropriately for Class A or Class B and documentation will contain user statements as required per the FCC rules.

C.
Telecommunication Equipment - All equipment that connects directly to a telecommunication network, either public or private, will comply with Federal Communications Commission (FCC) requirements CFR Title 47, Part 68. Each unit will be labeled appropriately as required by the FCC rules.

D.
Laser Containing Devices - All Products that contain laser devices (scanners, printers, CD devices, etc.) must comply with the Center for Devices and Radiological Health (CDRH) regulations CFR Title 21. Each unit will bear a CDRH compliance label and any caution labels appropriate for the class laser device integrated into the Product per the regulations. All Product documentation must contain the required user warning statements. In addition, Products must comply with individual state laws (i.e., New York) that require additional registration and/or approval.

E.
Ozone Depleting Chemicals- Seller will label all Products and Parts (including all packaging) as required by the United States Environmental Protection Agency's regulations in effect at the time of delivery of the Product or Parts. As of September 1993, the basic regulations may be found at Volume 40 of the Code of Federal Regulations, Part 82, entitled “Protection of Stratospheric Ozone." Subpart E, entitled "The Labeling of Products Using Ozone Depleting Substances."

F.
CRT (Cathode Ray Tube) Containing Devices - All Products which contain CRTs which emit X-Rays (monitors. displays, etc.) must comply with the Center for Devices and Radiological Health (CDRH) Regulations CFR Title 21. Each unit will bear a CDRH compliance label, also bearing all other information required by the regulations. Supplier will provide Teradata with the "accession number" allocated by CDRH, and will comply with all appropriate CDRH requirements, specifically with respect to labeling, reporting, and submission of annual reports.

G.	C-TPAT (Customs-Trade Partnership Against Terrorism) - Supplier will work with Teradata to address concerns and recommendations pertaining to C-TPAT.

H. Radio and Telecommunication Terminal Equipment

United States - The Product must have a Grant of Equipment Authorization issued by the Federal Communication Commission or equivalent issued by a Telecommunication Certification Body (TCB) verifying compliance with Code of Federal Regulations 47, Parts 2 and 15. Documentation will contain user statements as required per the FCC rules.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                27

Exhibit 10.46

I. Products incorporating a scale to record commercial transactions must have NTEP Weights & Measures Type approval for U.S. and Canada in accordance with NIST Handbook 44 and NCWM Publication 44- Weighing Devices.

International Requirements- For Products intended for release outside the U.S.: Check off applicable regulatory requirements for countries and regions where Product released and for installations are planned outside the United States.

A.    Product Safety:
YES     Canada - Products will be certified by the Canadian Standards Association or other safety agency acceptable in Canada (e.g. UL for Canada) for compliance with the latest edition of the CSA Standard CAN/CSA-C22.2 No. 60950, Safety of Information Technology Equipment.

YES
European Union (EU) - Products must comply with EU Directive 2006/95/EC (Low Voltage Directive). Testing and certification by any national "notified body" (e.g. VDE, TUV, BSI, etc.) for compliance to EN 60950-1 "Safety of Information Technology Equipment" is required. A CB (Certification Body) test certificate and CB report should be obtained from a recognized CBTL (CB Testing Laboratory). A CE mark should be placed on the product as evidence of compliance with the applicable EU Directives.

YES     China- CCC certification should be obtained. CCC certificate must be provided.
YES     Mexico- Certification by NOM or by one of the US agents such as UL or TUV.
YES     Japan- Products shall have PSE certification and bear the PSE mark as applicable.

NOT	Saudi Arabia- Certification by SASO which is by ETL as an agent in Cortland, NY. CURRENTLY
CERTIFIED
YES     Russia- GOST-R certification is required
YES     Taiwan- BSMI certification to CNS CNS14336 is required

YES	Other International Countries- Product compliance with IEC 60950-1, "Safety of Information Technology Equipment" and a CB report (covering all appropriate national deviations) from a CBTL is required.

B.    Electro-Magnetic Emissions:

YES
Canada - Compliance with U.S. FCC rules or CISPR Publication 22 are satisfactory for Canadian requirements but additionally each Product must be labeled and documentation statements (in English and French, suggested wording is in ICES-003) included per Industry Canada (IC) Radio Interference Regulations.

YES
European Economic Area (EEA) and Switzerland- The product must comply with 2004/108/EC Directive relating to Electromagnetic Compatibility. The products require a Suppliers Declaration of Conformity with a CE marking on the product.

YES     Japan- Products must be tested and certified for Japanese VCCI compliance.

YES	Korea- Products must be tested and MIC certified by the Korean Radio Research Laboratory for compliance with the Korean Ministry of Communication Ordinance 825.
YES     Taiwan- Testing and BSMI certification to CNS 13438 is required

YES
Australia and New Zealand- Products must be tested and certified for compliance with AS/NZS CISPR 22. A Supplier's Declaration of Conformity must be on file in Australia. Each product must bear the C-tick mark and the appropriate ACMA supplier code number, or ABN number.

YES    Other International Countries- Evidence of compliance with CISPR 22 is required.

C.    Telecommunication Equipment Approvals:

N/A	Canada- The Product must have an equipment grant issued by Industry Canada (IC) verifying compliance with the Standard for Technical Equipment CS-03.

N/A	United Kingdom - The Product must be authorized by the British Approvals Board for Telecommunications (BABT) for connection to a telecommunication network.

N/A
Other International Countries - Most countries outside the U.S. require permission (which may be in the form of a license) to be obtained from a local PTT authority prior to connection to a telecommunications network. Specific country PTT approvals for the purchased Product should be specified below.

Strategic Supplier Master Purchase Agreement
Teradata Confidential                                    28

Exhibit 10.46

_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

D.    Laser Containing Products:

YES	Outside the U.S. - Products containing laser devices must show evidence of compliance with IEC/EN 60825-1 "Safety of Laser Products". An IEC/EN60825-1 report must be provided.
YES Europe - Products containing laser devices must show evidence of compliance with EN 60825-1
"Safety of Laser Products". AN EN 60825-1 report must be provided.

E.     Radio and Telecommunication Terminal Equipment This subsection E is not applicable to Supplier's Products.
Canada - The Product must have a Technical Acceptance Certificate issued by the Industry Canada verifying its compliance with specification RSS21 0.

Australia - The Product must comply with AS/NZS 3548 including the completion and submittal of a signed Supplier's Declaration of Conformity held in Australia.

New Zealand - The Product must comply with the Radiocommunications Regulation Part 43 of the Ministry of Commerce. This includes a letter from the ministry indicating the receipt of a completed Declaration of Conformity.

European Union - The Product must comply with Radio and Telecommunications Terminal Equipment Directive (R&TTE) 1999/5/EC. In the case the Product does not comply with a harmonized standard it shall comply with the country specific standards for all countries within the EU.

All other countries will require radio certification per specific country requirements.

F.     Recycling and Restrictions of Hazardous Substances
All products marketed in Europe are required to meet electronic waste handling requirements such as the European Union's Waste Electrical & Electronic Equipment (WEEE) Directive (Directive 2002/96/EC), and the Restriction of Hazardous Substances (RoHS) Directive (Directive 2002/95/EC).

G.     Products incorporating scales to record commercial transactions must comply with EU Directive “Non automatic
Weighing Instruments" (90/384/EEC) and must be type-approved by a Notified Body in the EU.

H.     Product incorporating scales to record commercial transactions must comply with Weights and Measures requirements for the geographic locations for which they are intended.

NOTE:    All Products must be labeled in accordance with the specific requirements for the regulatory approvals required above in this Exhibit E.

***End of Exhibit E***

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Teradata Confidential                                    29

Exhibit 10.46

EXHIBIT F

WORKMANSHIP REQUIREMENTS REGARDING PLATING PROCESS FOR METAL PARTS

The purpose of this document is to state Teradata's requirements for the plating processes of metal parts supplied to Teradata. Teradata may delegate certain functions to a CM. You will be informed what functions have been retained by Teradata and what functions have been delegated to a CM.

All plating processes used for metal parts must meet the following requirements:

I.    Electrical conductivity if it is so required to facilitate grounding or other specific purposes
2.    Sufficient corrosion protection (un-covered metal edges and tool marks are allowed)
3.     ROHS or other international regulatory compliances
4.     No known metal whisker growth history

As it relates to the fourth requirement, zinc electro plating is one of the processes that are not acceptable to Teradata however, [...***...]. HOG (with reference to ASTM A527/A527M or ASTM A653/A653M) is one of the processes that are acceptable to Teradata and, as of the Effective Date, is the method used for the majority of the Product components. It is not the intent of this document to state an exclusive list of acceptable plating processes, leaving room for the vendor and Teradata to reach agreement on plating processes that meet the requirements.

All material specifications for metal parts that the vendor uses in products supplied to Teradata (whether manufactured by vendor or procured from 3rd parties) must be submitted to Teradata and be approved by Teradata in writing. Any deviation from approved material specifications must be approved by Teradata in writing before the new specifications can be used.

Teradata may implement a screening process to sample parts from all vendors for plating processes that do not meet approved plating processes, and reserves the right to return all non-compliant materials to the vendor in accordance with this Agreement.

Teradata reserves the right to prospectively disqualify any plating processes that it previously approved if new evidence or knowledge becomes available.

Each vendor agrees that all products that it supplies to Teradata (or to a CM for Teradata) will conform to those metal plating processes approved by Teradata in accordance with this section, until Teradata provides written approval to Vendor of other metal plating processes.

***End of Exhibit F***

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Teradata Confidential                                30

Exhibit 10.46

Exhibit G

ESCROW, CONDITIONAL MANUFACTURING LICENSE, AND CONTRACT MANUFACTURERS

Within [...***...] after the Effective Date and for at least [...***...] after delivery by Supplier of the last unit of the Product, Supplier will enter into and maintain an escrow agreement with Teradata and Iron Mountain Intellectual Property Management, Inc. ("Escrow Agent") that is substantially similar to Escrow Agent's then-current, standard three-party escrow service agreement and that at a minimum: (1) requires Supplier to deposit the Deposit Materials; (2) requires Supplier to update the Deposit Materials promptly after Teradata receives a new release of the Product; (3) provides for release of the Deposit Materials to Teradata upon the occurrence of one of the following events (each a "Release Event"): (A) Teradata terminates this Agreement due to Supplier's material breach, (B) Supplier discontinues the manufacture or marketing of the Product despite having an obligation to do so under the Agreement, (C) Supplier is unable or unwilling to supply Teradata with timely delivery of Teradata's reasonable requirements of Product for a period of [...***...] despite having an obligation to do so under the Agreement, (D) Supplier is unable or unwilling to provide Teradata with the Product Support Requirements set forth in Exhibit D of this Agreement for a period of [...***...] despite having an obligation to do so under the Agreement, , or (E) Supplier's failure to function as a going concern or to operate in the ordinary course. Notwithstanding the foregoing, if a force majeure or similar event excuses Supplier from obligations to perform as described in subsections (B), (C) or (D) above, Supplier's failure to perform those obligations will still be a Release Event entitling Teradata to access the Deposit Materials. "Deposit Materials" means all necessary and useful information to understand, design, manufacture, maintain, support, and modify (but only modifications for the purpose of supporting then existing revisions, and not for the purpose of creating new functions or features) the Product, including without limitation: specifications, designs, drawings, technical documents, test information, computer programs (in binary and source form), procedures, manufacturing methods and materials, a bill of materials (with costs), vendor lists (with contact information), a list of required third party technology that Supplier cannot sublicense (with contact information for obtaining sublicenses and copies of Supplier's licenses), a list of Supplier's engineers (with contact information) whose know-how would enable Teradata to exercise its rights herein, and a list of third party consultants (with contact information) whose know-how would assist Teradata to exercise its rights herein.

Supplier will be responsible to pay Iron Mountain the fees associated with establishing this escrow (the initial Set Up Fee). Teradata will be responsible to pay Iron Mountain for its Enrollment Fee, the Annual Deposit Maintenance Fee and any Fees relating to additional services requested of Iron Mountain by Teradata, including but not limited to verification testing and independent audit of the sufficiency of the Deposit Materials.

Upon the occurrence of a Release Event, Supplier hereby grants Teradata a [...***...], royalty-free, fully paid-up, worldwide, irrevocable (except for breach of the License Limitations, below), nonexclusive, license under all rights with respect to the Product owned by Supplier (or to which Supplier has the right to grant sublicense), including without limitation, the rights to reproduce, distribute, publish, transmit, publicly perform, publicly display, provide access. maintain, make, have made, import, use, repair, offer to sell, sell, lease, license, sublicense, and/or otherwise transfer the Product, as well as to authorize others to do any or all of the above. The foregoing license shall also include the right to modify, enhance and prepare derivative works of the Product, but only for the purpose of supporting then-existing revisions, and not for the purpose of creating new products, functions or features. In addition to the foregoing manufacturing license, upon the occurrence of a Release Event, Supplier hereby consents to Teradata directly procuring from any vendor any and all parts, assemblies, software, tools, information, and anything else necessary or useful to understand, design, manufacture, maintain, support, and modify the Product. (collectively "Escrow License")

Within [...***...] after the Effective Date, Supplier will [...***...] to amend its agreement ("CMA") with [...***...] ("CM") in a form reasonably satisfactory to Teradata to provide Teradata a non-exclusive right to exercise Supplier's rights under the CMA to have the Product manufactured by CM for Teradata for a period of [...***...] after written notice ("CM Notice") from Teradata to CM stating that a Release Event has occurred and that

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                31

Exhibit 10.46

Teradata agrees to be bound by the CMA to the extent that it exercises rights under the CMA. The amendment will state that Teradata's obligations under the CMA are limited as follows: (1) Teradata has no obligations under the CMA until after delivering the CM Notice to CM and exercising its rights under the CMA, (2) Teradata is not responsible for any obligations to CM accruing prior to delivering the CM Notice to CM, and (3) Teradata is only obligated to CM by the CMA to the extent that it exercises rights under the CMA and is not responsible for any obligations to CM arising from any action or inaction of Supplier or any other entity. The amendment will name Teradata as a third party beneficiary of the amended CMA entitled to enforce the terms and conditions of the CMA. Supplier will provide Teradata with a written copy of such amendment promptly after its execution. The amendment will require CM to provide Teradata with a copy of the CMA promptly after CM receives the CM Notice. Supplier will not modify Teradata's rights under the amended CMA without Teradata's written consent, which consent will not be unreasonably withheld.

Supplier will provide Teradata with written notice identifying each contract manufacturer that it uses to manufacture the Product. Upon the occurrence of a Release Event, Supplier will [...***...] to facilitate and enable Teradata to purchase Product, Parts and/or Services for a period of [...***...] directly from Supplier's CM.

Supplier will [...***...] to cause terms substantially similar to the amendment to be included in each of its contract manufacturing agreements ("Other CMAs") related to the Product. For each such agreement, Supplier will provide Teradata with written notice of having entered such agreement including information identifying the agreement, copies of the sections granting Teradata the right to exercise the agreement, and contact information for the contract manufacturer.

Supplier will not attempt to hinder or otherwise interfere with Teradata's proper exercise of its rights under the amended CMA or Other CMAs. Upon request from a third party to confirm Teradata's rights under this Exhibit, Supplier will promptly provide written confirmation of such rights and simultaneously provide Teradata with a copy of such confirmation.

Escrow License Limitations:

Notwithstanding the foregoing, Teradata's exercise of the Escrow License and/or CMA License is subject to the following conditions, exclusions and limitations (collectively "License Limitations"):

(i)Teradata must manage the Deposit Materials and its exercise of the rights herein in a confidential manner;

(ii)Products and Parts manufactured by Teradata must be used, sold, and distributed to Teradata's customers in Teradata's normal course of business, and not for any other purpose such as (but not limited to) the purpose of entering into a new line of business to compete with Supplier;

(iii)The rights hereunder shall terminate upon the earlier of: (a) Supplier's resumption of manufacture and delivery of the Products, Parts or Support, as applicable; (b) the expiration of Supplier's legal requirement under the Agreement to make the particular Product, Part or Support available to Teradata; or c) [...***...] from the Release Event;

(iv)Upon the termination of the Escrow License and/or CMA License, Teradata shall cease exercising its rights under the licenses and return to Dot Hill all Deposit Materials and other documents and materials that were provided to Teradata to enable it to exercise the licenses.

This Exhibit survives any expiration or termination of this Agreement.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                32

Exhibit 10.46

EXHIBIT H

RMA PROCEDURES

1.	General Procedures for RMAs for Product and Parts

(a)
If Teradata believes that Product or Parts do not conform to the applicable Specification, Teradata shall notify Supplier in writing of such nonconformance and request an RMA number. Teradata shall provide details of the nonconformance as reasonably requested. The RMA request shall contain:

i. Supplier part number
ii. Supplier serial number
iii. Description of fault/defect
iv. Contact name and telephone number
v. RMA "ship to" address

(b)
Upon receiving an RMA request, Supplier will issue an RMA number to Teradata and request that Teradata return the defective Product or Part, as applicable, to Supplier or a third party service provider working on behalf of Supplier. Teradata shall use this RMA number on all communications with Supplier regarding the RMA. It should be noted that whenever possible, Supplier will opt for the return and repair of a Part as opposed to an entire Product unit.

(c)
Upon receiving the defective Product or Part, if Supplier believes that it satisfies the applicable Specification, Supplier will contact Teradata and provide Teradata with evidence of compliance with the applicable Specification ("No Trouble Found" or "NTF"). If the NTF rate for Teradata returns exceeds [...***...] percent ([...***...]%) of all Teradata 's returns during any [...***...] period, the parties shall mutually agree upon and execute an action plan aimed at lowering the NTF rate to a rate not to exceed [...***...] percent ([...***...]%). Such action plan may include, among other strategies, [...***...]. Supplier shall provide the [...***...]. Teradata shall be responsible for [...***...], including the [...***...].

(d)
One Strike Rule. Notwithstanding anything to the contrary in this Agreement, if Teradata returns a hard disk drive because it reasonably believes the hard disk drive docs not conform to the Specification (even if Supplier determines NTF), Supplier will not return that hard disk drive to Teradata under any circumstances (including after Supplier repairs that hard disk drive).

(e)	If the Product or Part fails to satisfy the Specification and it is in-warranty, Supplier will:

•	For hardware Products (i) at Supplier's option and expense. repair or replace any hardware Product, or part, FRU or component necessary to cause conformance to its specification, or,
(ii) if (i) is not feasible, issue a credit or refund to Teradata, as directed by Teradata, for the purchase price paid.

•
For Software. (i) at Supplier's option and expense, correct any Software which fails to conform to its specifications or, (ii) issue a credit or refund to Teradata, as directed by Teradata, for the license fee paid to Supplier for the Software.

(t)    If a returned Product or Part is out-of-warranty, and if Supplier determines that it is beyond economical repair (BER), Supplier will so notify Teradata. Teradata will advise Dot Hill to:

1.	Continue repair for a fee:

i.	Provide a replacement for a fee:

ii.	Ship un-repaired unit back to Teradata at Teradata's risk and expense.

(g)     Any warranty described in this Agreement shall not apply to the extent that the Product or Parts (including Software) (i) has been altered, except by Supplier or under Supplier's direction: (ii) has not been handled.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                33

Exhibit 10.46

installed, maintained, packaged, shipped or operated in accordance with Supplier's instructions, including by a Teradata CM; or (iii) has been damaged by accident, misuse, negligence, or external factors, such as fire or flood. It is understood that any of these excluding occurrences may happen at a Teradata facility, at a CM facility, at a customer site, in transit, or otherwise. In cases where Supplier suspects that any of the foregoing warranty exclusions apply, Supplier shall contact Teradata and provide the following details:

i.	RMA Number;

ii.	Digital photograph of damage;

iii.	Probable cause of damage;

iv.	Statement that repair is chargeable because of a warranty exclusion.

If Teradata agrees with Supplier's conclusion, Teradata will then choose whether to pay for the repair or replacement, or to have the un-repaired unit shipped back to it at its risk and expense. The parties will use reasonable efforts to resolve such dispute, which depending on such resolution may include any of the actions set forth in subsections (e) and (f) above.

(h)
For in-warranty Products, Teradata shall be responsible for all risk and transportation costs for shipment of Product or Part to Supplier and Supplier shall be responsible for all risk and transportation costs for shipment of Product or Part back to Teradata. For out-of-warranty Products, Teradata shall be responsible for all risk and transportation costs for shipment of Product or Part to and from Supplier.

(i)	If Teradata makes any warranties to its customers that are contrary to, inconsistent with or greater than the warranties given by Supplier herein, Supplier shall not be bound by such warranties.

2.    Advance Replacement

(a)
Upon Teradata's request, Supplier will ship replacement Products or Parts (either new or refurbished units) to Teradata prior to receiving the defective Product or Part from Teradata. ("Advance Replacement").

(b)
Dot Hill shall strive to ship Advance Replacement Products or Parts, after Supplier's receipt of notice from Teradata that Advance Replacement is required, via express delivery service, to Teradata or CMs located in the United States within [...***...] after receipt of the request.

(c)
In all Advance Replacement situations, Teradata shall return the defective Product to Supplier within [...***...] (excluding any time that the Product or Part is held in customs) of receipt of the replacement Product or Part. If at any given time the defective Product or Part is outstanding for more than [...***...] (except [...***...]), Supplier shall [...***...].

(d)
All defective Products or Parts, in exchange for which Teradata has received a pre-exchange Product or Part, shall become the property of Supplier. Notwithstanding the foregoing, hard disk drives that cannot be returned due to critical security/confidentiality concerns need not be exchanged provided that Supplier's reasonable procedure is followed, which may include the submission of a "Certificate of Destruction” or the return of a portion of the drive that does not contain stored data, such as the top metal plate.

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                34

Exhibit 10.46

EXHIBIT I

VENDOR MANAGED INVENTORY (VMI) TERMS AND CONDITIONS

I.    General Provisions.

A.
Supplier shall establish a VMI location in the immediate vicinity of Columbia, South Carolina (the "VMI Location"). Such VMI Location may, in supplier's discretion, be operated by a third-party ("Hub Operator"). Expenses imposed by the Hub Operator shall be paid for by Supplier. Supplier may, in its discretion, choose an alternate Hub Operator provided that Supplier gives Teradata [...***...] notice of such change.

B. CM (as defined in section 1.2 of the Agreement) may issue purchase orders and thereby "pull" from the VMI Location. If any other entity, including Teradata, wishes to pull from the VMI Location, supplier shall obtain prior approval from personnel in Teradata's Business Operations department before allowing the pull.

C.	Prior to a pull from VMI, all VMI inventory shall be the property of Supplier. A pull from VMI inventory signifies the purchase of the pulled Part or Product.

D.
Teradata shall provide to Supplier a [...***...], non-binding, rolling forecast, [...***...], and [...***...]. The forecast shall provide requirements by Part or Product number. At the start of each calendar quarter, the parties shall discuss and determine the "build plan" for the quarter.

2.    Lead-Times and VMI Inventory Requirements.

a.	Supplier shall [...***...] to ensure that the following amounts are held in the VMI location (collectively "VMI Requirements"):

•	[...***...] percent ([...***...]%) of Teradata's calendar quarter forecast shall be made available by the end of the [...***...] in the VMI location; and

•	[...***...] of forecasted chassis and Hard Disk Drive (HDD) amounts shall be held in the VMI location.

b.
Supplier shall hold the following amounts at the following locations and such amounts shall be made available to Teradata in addition to the VMI Requirements that are set forth in subsection 2(a). below ("Upside Requirements"'):

•	[...***...] of forecasted chassis amounts shall be held at a location within the United States; and

•	[...***...] of forecasted raw HDD stock at a location within the United States.

•	Note, that the foregoing [...***...] may be held in a manner that is [...***...].

c.
Supplier shall use commercially reasonable efforts to require that Teradata's CM hold Field Replaceable Unit (“FRU") spare parts for use solely by the CM in amounts and types, and under terms and conditions, to be mutually and reasonably agreed upon by the parties. If Supplier is unable to have the CM agree to such provisions using commercially reasonable efforts, Supplier shall hold such FRU spare parts in the VMI Location with a lead time of [...***...].

d.	The lead-time for Orders that fall within VMI Requirements shall be [...***...].
Lead-time is measured from receipt of a valid order until a pull from the VMI location. The goal for delivery within such lead-time is [...***...]%. If such [...***...], the parties shall meet and mutually agree upon [...***...].

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                35

Exhibit 10.46

e.
Notwithstanding the foregoing, with respect to an increase in forecasted amounts, Supplier shall be given a reasonable period of time, in light of the size of the increase, to refill the VMI Requirements and Upside Requirements.

3.    Returns. Teradata may return Product or Parts to the VMI location provided that the following conditions are met:

•	The return is made within [...***...];

•	The return is not made during the [...***...];

•	Teradata obtains [...***...] which is used in conjunction with the return);

•	Products or Parts subject to a the return (or IRC as defined below) during a [...***...];

•	Products or Parts must [...***...];

•	Products or Parts cannot be [...***...];

•	Any [...***...] for the return shall be paid [...***...] and [...***...] until the Product or Part has been returned to the VMI location;

•	Teradata must [...***...] under this provision as [...***...] and [...***...] a Product or Part [...***...];

•	If a Product or Part is returned under this section, [...***...] by the Annual Cost Erosion Plan described in Section 2.1 of the Agreement;

•	All Products or Parts [...***...]; and

•	Teradata agrees to [...***...].

4.    Title and Inventory Pulls. All right, title and interest in and to the VMI inventory shall remain with Supplier until a pull from the VMI location. Upon a pull, title to pulled Part or Product shall pass and the Part or Product shall be deemed to have been purchased. Payment shall be made as per the Agreement.

5.    Termination of VMI. If Supplier terminates the Agreement without cause, or Teradata terminates the Agreement for cause, Supplier shall pay shipping charges to have all VMI inventory shipped out of the VMI location. If Supplier terminates this Agreement for cause, or Teradata terminates this Agreement (or the need for VMI) without cause, then
Teradata shall pay shipping charges to have VMI inventory shipped to a location within the United States as directed by Supplier.

6.    Inventory Re-evaluation Credit. At the end of each calendar quarter (starting with the end of the second full calendar quarter after the Effective Date), Supplier will grant to Teradata's CM (for the benefit of Teradata) an Inventory Re-
evaluation Credit ("IRC") calculated as follows:

IRC = [...***...]

PQP = [...***...]

[...***...] = [...***...]

PQR =[...***...]

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                36

Exhibit 10.46

Q2QR = [...***...]

IRC = ([...***...] - [...***...]) * [...***...]

For example, if [...***...] in Q1; [...***...] in Q2; and
[...***...], then the IRC issued at the end of Q2 would be $[...***...] [($[...***...]*[...***...]% -
$[...***...])*[...***...]%)= $[...***...]]

[...***...]

Strategic Supplier Master Purchase Agreement                 ***Confidential Treatment Requested
Teradata Confidential                                37